Exhibit 10.9

CERTAIN INFORMATION IDENTIFIED WITH THE MARK “[***]” HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE SUCH INFORMATION IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SIXTH AMENDMENT TO THE LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as the same may be amended, restated, modified, or supplemented from time to time, this “Agreement”) dated as of March 2, 2020 (the “Effective Date”) among Solar Capital Ltd., a Maryland corporation with an office located at 500 Park Avenue, 3rd Floor, New York, NY 10022 (“Solar”), as collateral agent (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”), and the lenders listed on Schedule 1.1 hereof or otherwise a party hereto from time to time including Solar in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”), and Neuronetics, Inc., a Delaware corporation with offices located at 3222 Phoenixville Pike, Malvern, Pennsylvania (individually and collectively, jointly and severally, “Borrower”), provides the terms on which the Lenders shall lend to Borrower and Borrower shall repay the Lenders.  The parties agree as follows:

1.	DEFINITIONS AND OTHER TERMS
1.1Terms.  Capitalized terms used herein shall have the meanings set forth in Section 1.4 to the extent defined therein.  All other capitalized terms used but not defined herein shall have the meaning given to such terms in the Code.  Any accounting term used but not defined herein shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. If at any time any change in GAAP would affect the computation of any financial requirement set forth in any Loan Document, and either Borrower or the Collateral Agent shall so request, the Collateral Agent and Borrower shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP; provided, that, until so amended, such requirement shall continue to be computed in accordance with GAAP prior to such change therein. For the avoidance of doubt, leases shall be classified and accounted for on a basis consistent with GAAP as in effect on the Effective Date (which shall include FASB ASC 842) for all purposes of this agreement. The term “financial statements” shall include the accompanying notes and schedules.
1.2Section References.  Any section, subsection, schedule or exhibit references are to this Agreement unless otherwise specified.
1.3Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
1.4Definitions.  The following terms are defined in the Sections or subsections referenced opposite such terms:
“Agreement”	Preamble
“Approved Lender”	Section 12.1
“Borrower”	Preamble
“Claims”	Section 12.2
“Collateral Agent”	Preamble

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“Collateral Agent Report”	Exhibit B, Section 5
“Communications”	Section 10
“Connection Income Taxes”	Exhibit C, Section 1
“Default Rate”	Section 2.3(b)
“Effective Date”	Preamble
“Event of Default”	Section 8
“Excluded Taxes”	Exhibit C, Section 1
“FATCA”	Exhibit C, Section 1
“Indemnified Person”	Section 12.2
“Indemnified Taxes”	Exhibit C, Section 1
“Lender” and “Lenders”	Preamble
“Lender Transfer”	Section 12.1
“New Subsidiary”	Section 6.10
“Non-Funding Lender”	Exhibit B, Section 10(c)(ii)
“Open Source Licenses”	Section 5.2(f)
“Other Connection Taxes”	Exhibit C, Section 1
“Other Lender”	Exhibit B, Section 10(c)(ii)
“Other Taxes”	Exhibit C, Section 1
“Perfection Certificate” and “Perfection Certificates”	Section 5.1
“Participant Register”	Section 12.1
“Recipient”	Exhibit C, Section 1
“Register”	Section 12.1
“Solar”	Preamble
“Term A Loan”	Section 2.2(a)(i)
“Term B Loan”	Section 2.2(a)(ii)
“Term C Loan”	Section 2.2(a)(iii)
“Term C Loan Funding Date”	Section 3.4(a)
“Termination Date”	Exhibit B, Section 8
“Term Loan”	Section 2.2(a)(iii)
“Transfer”	Section 7.1
“U.S. Tax Compliance Certificate”	Exhibit C, Section 7(b)(ii)(C)
“Withholding Agent”	Exhibit C, Section 1

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes, without limitation, all accounts receivable and other sums owing to Borrower.
“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“ACH Letter” is ACH debit authorization in the form of Exhibit I hereto.
“Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

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“Amortization Date” is March 1, 2026.
“Anti-Terrorism Laws” are any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.
“Applicable Rate” means the greater of (a) 3.95% and (b) SOFR for a term of one month, which determination by Collateral Agent shall be conclusive in the absence of manifest error.
“Approved Fund” is any (i) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (i) and that, with respect to each of the preceding clauses (i) and (ii), is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.
“Blocked Person” is any Person:  (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.
“Borrower’s Books” are Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal, state, local and foreign tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Business Day” is any day that is not a Saturday, Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.
“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) certificates of deposit maturing no more than one (1) year after issue provided that the account in which any such certificate of deposit is maintained is subject to a Control Agreement in favor of Collateral Agent, and (d) any money market or similar funds that exclusively hold any of the foregoing.
“Cash Reserve Account” shall have the meaning given to it in the HCA Agreement.
“Capital Lease” means, as applied to any Person, any lease of any property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a finance lease on the balance sheet of that Person.
“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code,

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the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.
“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account, or any other bank account maintained by Borrower or any Subsidiary at any time.
“Collateral Agent” is Solar, not in its individual capacity, but solely in its capacity as collateral agent on behalf of and for the ratable benefit of the Secured Parties.
“Commitment Percentage” is, as to a Lender, the percentage set forth opposite such Lender’s name in Schedule 1.1, as amended from time to time.
“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“Compliance Certificate” is that certain certificate in substantially the form attached hereto as Exhibit E.
“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith in accordance with GAAP; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
“Control Agreement” is any control agreement entered into among the depository institution at which Borrower or any of its Subsidiaries maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower or any of its Subsidiaries maintains a Securities Account or a Commodity Account, Borrower or such Subsidiary, as applicable, and Collateral Agent pursuant to which Collateral Agent, for the ratable benefit of the Secured Parties, obtains “control” (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.
“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made under the Code.

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“Designated Deposit Account” is Borrower’s Deposit Account, account number XXXXXX[***], maintained at PNC Bank, National Association.
“Dollars,” “dollars” and “$” each mean lawful money of the United States.
“Eligible Assignee” is (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) and which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which either (A) has a rating of BBB or higher from Standard & Poor’s Rating Group and a rating of Baa2 or higher from Moody’s Investors Service, Inc. at the date that it becomes a Lender or (B) has total assets in excess of One Billion Dollars ($1,000,000,000.00); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include, unless an Event of Default has occurred and is continuing, (i) Borrower or any of Borrower’s Affiliates or Subsidiaries, (ii) a then-current direct competitor of Borrower, as determined by Collateral Agent in its reasonable discretion, (iii) vulture funds or distressed debt funds, as determined by Collateral Agent in its reasonable discretion, and (iv) natural persons.  Notwithstanding the foregoing, (x) in connection with any assignment by a Lender as a result of a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and Eligible Assignee shall mean any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until Collateral Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee as Collateral Agent reasonably shall require.
“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made under the Code, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“Equity Interests” means, with respect to any Person, collectively, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in such Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire (by purchase, conversion, dividend, distribution or otherwise) any of the foregoing (and all other rights, powers, privileges, interests, claims and other property in any manner arising therefrom or relating thereto).
“ERISA” is the Employee Retirement Income Security Act of 1974, as amended, and its regulations.
“Excluded Accounts” means (i) Deposit Accounts exclusively used for payroll, payroll Taxes and other employee wage and benefit payments to or for the benefit of Borrower’s, or any Guarantor’s, employees and identified to Collateral Agent by Borrower as such in the Perfection Certificate, provided that the amount deposited therein shall not exceed the amount reasonably expected to be due and payable for the next two (2) succeeding pay periods and (ii) the Cash Reserve Account.

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“Exigent Circumstance” means any event or circumstance that, in the reasonable judgment of Collateral Agent, imminently threatens the ability of Collateral Agent to realize upon all or any material portion of the Collateral, such as, without limitation, fraudulent removal, concealment, or abscondment thereof, destruction or material waste thereof, or failure of Borrower or any of its Subsidiaries after reasonable demand to maintain or reinstate adequate casualty insurance coverage, or which, in the judgment of Collateral Agent, could reasonably be expected to result in a material diminution in value of the Collateral.
“Exit Fee Agreement” is that certain Exit Fee Agreement, dated as of the Effective Date, as amended by the First Amendment to Exit Fee Agreement, dated as of the Fourth Amendment Effective Date, by and among Collateral Agent, as agent, Borrower and the Lenders, as amended, amended and restated, supplemented or otherwise modified from time to time.

“FDA” means the U.S. Food and Drug Administration or any successor thereto.

“Fee Letter” means that certain Fee Letter dated as of the Effective Date, between Borrower and Solar, as amended and restated as of the Fourth Amendment Effective Date and as may be further amended as amended, amended and restated, supplemented or otherwise modified from time to time.
“Fifth Amendment” means that certain Fifth Amendment to Loan and Security Agreement, dated as of the Fifth Amendment Effective Date, by and among Borrower, Collateral Agent and Lender.
“Fifth Amendment Effective Date” means September 29, 2023.
“First Amendment” means that certain First Amendment to Loan and Security Agreement, dated as of the First Amendment Effective Date, by and among Borrower, Collateral Agent and Lender.
“First Amendment Effective Date” means April 21, 2020.
“Foreign Currency” means lawful money of a country other than the United States.
“Fourth Amendment” means that certain Fourth Amendment to Loan and Security Agreement, dated as of the Fourth Amendment Effective Date, by and among Borrower, Collateral Agent and Lender.
“Fourth Amendment Effective Date” means March 29, 2023.
“Fourth Amendment Exit Fee Agreement” is that certain Fourth Amendment Exit Fee Agreement, dated as of the Fourth Amendment Effective Date, by and among Collateral Agent, as agent, Borrower and the Lenders, as amended, amended and restated, supplemented or otherwise modified from time to time.
“Funding Date” is any date on which a Term Loan is made to or on account of Borrower which shall be a Business Day.
“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination, applied consistently with Borrower’s publicly filed financial statements.
“General Intangibles” are all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without

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limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” is any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof (including the FDA) or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state or locality of the United States, the United States, or a foreign government.
“Guarantor” is any Person providing a Guaranty in favor of Collateral Agent for the benefit of the Secured Parties (including without limitation pursuant to Section 6.10).
“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.
“HCA” means Hitachi Capital America Corp., a Delaware corporation.
“HCA Agreement” means that certain that certain Vendor Program Agreement, dated as of March 27, 2020, by and between Borrower and HCA, as in effect on the First Amendment Effective Date.
“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, where such deferred purchase price becomes due and payable solely upon the passage of time or that has become due and payable and is not satisfied within 60 days thereafter; (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) Capital Lease obligations, (d) non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (e) equity securities of such Person subject to repurchase or redemption other than at the sole option of such Person, (f) obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (g) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts, (h) all Indebtedness of others guaranteed by such Person, (i) off-balance sheet liabilities and/or pension plan or multiemployer plan liabilities of such Person, (j) obligations arising under non-compete agreements, and (k) Contingent Obligations. For the avoidance of doubt, “Indebtedness” shall not include leases supporting obligations related to the rental of real property and improvements thereon.
“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions or proceedings seeking reorganization, arrangement, or other relief.
“Insolvent” means not Solvent.

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“Intellectual Property” means all of Borrower’s or any of its Subsidiaries’ right, title and interest in and to the following:
(a)its Copyrights, Trademarks and Patents;
(b)any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;
(c)any and all source code;
(d)any and all design rights which may be available to Borrower;
(e)any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and
(f)all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
“Intellectual Property Security Agreement” means that certain Intellectual Property Security Agreement dated as of the Effective Date between Borrower and Collateral Agent, as the same may from time to time be amended, restated, modified or otherwise supplemented.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made under the Code, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of any Person’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
“IRS” means the United States Internal Revenue Service.
“Key Person” is each of Borrower’s (i) President and Chief Executive Officer, who is Keith Sullivan as of the Fourth Amendment Effective Date and (ii) Chief Financial Officer, who is Steve Furlong as of the Fourth Amendment Effective Date.
“Knowledge” means the actual knowledge, after reasonable investigation, of the Responsible Officers.
“Lender” is any one of the Lenders.
“Lenders” are the Persons identified on Schedule 1.1 hereto and each assignee that becomes a party to this Agreement pursuant to Section 12.1.
“Lenders’ Expenses” are (a) all reasonable audit fees and expenses, costs, and expenses (including reasonable and invoiced out-of-pocket attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for preparing, amending, negotiating and administering the Loan Documents, and (b) all fees and expenses (including reasonable and invoiced out-

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of-pocket attorneys’ fees and expenses, as well as appraisal fees, fees incurred on account of lien searches, inspection fees, and filing fees) for defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred by Collateral Agent and/or the Lenders in connection with the Loan Documents.
“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
“Loan Documents” are, collectively, this Agreement, the Fee Letter, the Fourth Amendment Exit Fee Agreement, each Control Agreement, the Exit Fee Agreement, the Intellectual Property Security Agreement, the Perfection Certificates, each Compliance Certificate, the ACH Letter, each Loan Payment Request Form, any Guarantees, any subordination agreements, any note, or notes or guaranties executed by Borrower or any other Person, any agreements creating or perfecting rights in the Collateral (including all insurance certificates and endorsements, landlord consents and bailee consents) and any other present or future agreement entered into by Borrower, any Guarantor or any other Person for the benefit of the Lenders and Collateral Agent, as applicable, in connection with this Agreement; all as amended, restated, or otherwise modified.
“Loan Payment Request Form” is that certain form attached hereto as Exhibit D.
“Loan Party” means, individually, and “Loan Parties” means, collectively, Borrower and any Guarantors.
“Loss Reserve” shall have the meaning given to it in the HCA Agreement.
“Material Adverse Change” is (a) a material adverse change in the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, when taken as a whole; or (b) a material impairment of (i) the prospect of repayment of any portion of the Obligations, (ii) the legality, validity or enforceability of any Loan Document, (iii) the rights and remedies of Collateral Agent or Lenders under any Loan Document except as the result of the action or inaction of the Collateral Agent or Lenders or (iv) the validity, perfection or priority of any Lien in favor of Collateral Agent for the benefit of the Secured Parties on any of the Collateral except as the result of the action or inaction of the Collateral Agent or Lenders.
“Material Agreement” is any license, agreement or other contractual arrangement whereby Borrower or any of its Subsidiaries is reasonably likely to be required to transfer, either in-kind or in cash, prior to the Maturity Date, assets or property valued (book or market) at more than One Million Dollars ($1,000,000.00) in the aggregate per year.
“Maturity Date” is, for each Term Loan, March 29, 2028.

“Net Product Revenue” means, with respect to Borrower and its Subsidiaries who are Guarantors (including Subsidiaries acquired by Borrower who become Guarantors in connection with a Permitted Investment), product revenue (determined under GAAP) of Borrower’s and such Subsidiaries’ sale (either directly or through a lease or distribution arrangement and solely to the extent reported as revenue on Borrower’s consolidated financial statements) to non-Affiliates in the ordinary course of business of its products and related services directly sold in connection with such products, including, for the avoidance of doubt revenue in connection with NeuroStar® Advanced Therapy Systems and upgrades thereto, NeuroStar Treatment Sessions (whether on a “per click” or capitated basis), TrakStar Cloud and service contracts, but excluding, in each case, revenue (a) in connection with any one time or extraordinary transactions, (b) attributable to licensing, collaboration or similar arrangements (including for the avoidance

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of doubt Permitted Licenses), (c) related to the sale of assets other than products in the ordinary course of business, (d) any revenue related to the leasing or distribution of products and services other than in each case the sale of inventory and related services through leasing or distribution arrangements that would otherwise constitute ordinary course of business sales of such products and services, (e) from any royalty, collaboration, commission or similar arrangement, and (f) without duplication, any other transaction (unless specifically specified in this proviso) that would not be an arms-length sales transaction entered into in the ordinary course of business. For the avoidance of doubts, Transfers of products and services to HCA under the HCA Agreement are deemed to be a sale to a Non-Affiliate in the ordinary course of business.

“Obligations” are all of Borrower’s obligations to pay when due any debts, principal, interest, Lenders’ Expenses, the Prepayment Premium, all fees under the Fee Letter, the Exit Fee Agreement, and the Fourth Amendment Exit Fee Agreement, and any other amounts Borrower owes the Collateral Agent or the Lenders now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents, or otherwise, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to the Lenders and/or Collateral Agent in connection with this Agreement and the other Loan Documents, and the performance of Borrower’s duties under the Loan Documents.
“OFAC” is the U.S. Department of Treasury Office of Foreign Assets Control.
“OFAC Lists” are, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.
“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Sixth Amendment Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, re-examination certificates, utility models, extensions and continuations-in-part of the same.
“Paycheck Protection Program” means the Paycheck Protection Program established pursuant to Title I (Keeping American Workers Paid and Employed Act) of the Coronavirus Aid, Relief, and Economic Security Act enacted on March 27, 2020, as amended.
“Payment Date” is the first (1st) calendar day of each calendar month, commencing on April 1, 2020.
“Permitted Indebtedness” is:
(a)Borrower’s Indebtedness to the Lenders and Collateral Agent under this Agreement and the other Loan Documents;
(b)Indebtedness existing on the Effective Date and disclosed on the Perfection Certificate;
(c)Subordinated Debt;

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(d)unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
(e)Indebtedness consisting of Capital Lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed One Hundred Thousand Dollars ($100,000.00) at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);
(f)Indebtedness by any Loan Party to any other Loan Party.
(g)Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Borrower’s business;
(h)unsecured Indebtedness in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) at any time incurred under insurance premium financing in the ordinary course of business;
(i)Indebtedness in an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) incurred under a standby letter of credit issued on Borrower’s behalf in favor of Borrower’s landlord;
(j)Indebtedness in connection with corporate credit cards, purchasing cards or bank card products in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) at any time; and
(k)extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower, or its Subsidiary, as the case may be.
(l)to the extent constituting Indebtedness, obligations to fund the Loss Reserve pursuant to the terms of the HCA Agreement;
(m)to the extent constituting Indebtedness, the indemnification and repurchase obligations of Borrower in favor of HCA pursuant to Section 11(a) of  the HCA Agreement; and
(n)loans under Section 7(a) of the Small Business Act (15 U.S.C. 636(a)) under the Paycheck Protection Program; provided that (i) such loans shall be unsecured and shall not contain any terms or conditions that are adverse to Collateral Agent's and the Lenders' rights hereunder, including with respect to collateral, priority, preference and repayment terms and (ii) any material modification to such loans adverse to the Collateral Agent or the Lenders shall be subject to Collateral Agent's written approval.
“Permitted Investments” are:
(a)Investments disclosed on the Perfection Certificate and existing on the Effective Date;
(b)(i) Investments consisting of cash and Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Collateral Agent;
(c)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

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(d)Investments consisting of Deposit Accounts in which Collateral Agent has a perfected Lien (subject to the terms of this Agreement) for the ratable benefit of the Secured Parties;
(e)Investments in connection with Transfers permitted by Section 7.1;
(f)Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors; not to exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate for (i) and (ii) in any fiscal year;
(g)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(h)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary;
(i)non-cash Investments in joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support; provided that any cash Investments by Borrower do not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year;
(j)Investments by any Loan Party in any other Loan Party;
(k)repurchases of capital stock of former employees, directors, officers or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect to any such repurchase; provided that the aggregate amount of all such repurchases does to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year;
(l)Investments consisting of loans pursuant to one or more promissory notes to Greenbrook TMS Inc., an Ontario corporation (or a wholly-owned subsidiary thereof) in an aggregate original principal amount not to exceed Six Million Dollars ($6,000,000); provided, that in connection with any such Investment, Collateral Agent shall have received possession of all original notes or other instruments evidencing such Investment, together with all allonges and any other documents reasonably requested by Collateral Agent; and
(m)other Investments in an aggregate amount at any time not to exceed One Hundred Fifty Thousand Dollars ($150,000).
“Permitted Licenses” are (A) licenses of over-the-counter software that is commercially available to the public, and (B) non-exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in clause (B), the license constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property, and (C) exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries entered into in the ordinary course of business, provided, that, with respect to each such license described in this clause (C), the license (i) constitutes an arms-length transaction, the terms of which, on their face, do not provide for a sale or assignment of any

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Intellectual Property and do not restrict the ability of Borrower or any of its Subsidiaries, as applicable, to pledge, grant a security interest in or lien on, or assign or otherwise Transfer any Intellectual Property, (ii) is limited in territory with respect to a specific geographic country or region (i.e. Japan, Germany, northern China) outside of the United States, and (iii) if requested by Collateral Agent, Borrower has used commercially reasonable efforts to obtain the consent and acknowledgement of the counterparty to such license for the collateral assignment of such license to the Collateral Agent for the benefit of the Lenders.
“Permitted Liens” are:
(a)Liens existing on the Effective Date and disclosed on the Perfection Certificate or  arising under this Agreement and the other Loan Documents;
(b)Liens for Taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith by appropriate proceedings diligently conducted and for which Borrower maintains adequate reserves on Borrower’s Books in accordance with GAAP, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code and the Treasury Regulations adopted thereunder;
(c)Liens securing Indebtedness permitted under clause (e) of the definition of “Permitted Indebtedness,” provided that (i) such liens exist prior to the acquisition of, or attach substantially simultaneous with, or within twenty (20) days after the, acquisition, lease, repair, improvement or construction of, such property financed or leased by such Indebtedness and (ii) such liens do not extend to any property of Borrower other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, financed by such Indebtedness;
(d)Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000.00), and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(e)Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
(f)Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;
(g)leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Collateral Agent or any Lender a security interest therein;
(h)banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with Borrower’s deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses and provided such accounts are maintained in compliance with Section 6.6(a) hereof;

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(i)Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;
(j)deposits with landlords to secure performance of lease obligations, or to secure letters of credit in favor of landlords, not exceeding Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate at any given time; and
(k)Permitted Licenses.
(l)to the extent constituting a Lien, the interests granted by Borrower to HCA in the Cash Reserve Account pursuant to HCA Agreement.
“Permitted Transfers” means:
(a)Transfers of Inventory in the ordinary course of business;
(b)Transfers of surplus, damaged, worn out or obsolete equipment that is, in the reasonable judgment of Borrower exercised in good faith, no longer economically practicable to maintain or useful in the ordinary course of business consistent with past practice, and Transfers of other properties or assets in lieu of any pending or threatened institution of any proceedings for the condemnation or seizure of such properties or assets or for the exercise of any right of eminent domain;
(c)to the extent constituting Transfers Permitted Liens, Permitted Indebtedness or Permitted Investments;
(d)Transfers of cash and Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;
(e)Transfers between or among Loan Parties, provided that, with respect to any properties or assets constituting Collateral under the Loan Documents, any and all steps as may be required to be taken in order to create and maintain a first priority security interest in and Lien upon such properties and assets in favor and for the benefit of Collateral Agent and the other Secured Parties are taken contemporaneously with the completion of any such transfer;
(f)the sale or issuance of Equity Interests of any Subsidiary of Borrower to any Loan Party or Subsidiary that does not violate Section 7.2 or any other term herein or in any Loan Document, provided, that any such sale or issuance by a Loan Party shall be to another Loan Party;
(g)any abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property that Borrower reasonably determines in good faith (i) is no longer economically practicable to maintain or useful in the ordinary course of business consistent with past practice and that (ii) would not reasonably be expected to be adverse to the rights, remedies and benefits available to, or conferred upon, Collateral Agent and Lenders under any Loan Document in any material respect; and
(h)other Transfers of assets (other than Intellectual Property) not to exceed One Hundred Fifty Thousand Dollars ($150,000) in the aggregate.
(i)Transfers of Inventory to HCA pursuant to the HCA Agreement; and
(j)Transfers of Cash to fund the Cash Reserve Account pursuant to the terms of the HCA Agreement.

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“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Prepayment Premium” is, with respect to any Term Loan subject to prepayment, refinancing, substitution or replacement prior to the Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), an additional fee payable to the Lenders in amount equal to:
(a)for a prepayment, refinancing, substitution or replacement made on or after the Term C Loan Funding Date through and including the first anniversary of the Term C Loan Funding Date, three percent (3.00%) of the principal amount of such Term Loan prepaid;
(b)for a prepayment, refinancing, substitution or replacement made after the date which is after the first anniversary of the Term C Loan Funding Date through and including the second anniversary of the Term C Loan Funding Date, two percent (2.00%) of the principal amount of the Term Loans prepaid; and
(c)for a prepayment, refinancing, substitution or replacement made after the date which is after the second anniversary of the Term C Loan Funding Date and prior to the Maturity Date, one percent (1.00%) of the principal amount of the Term Loans prepaid.
Notwithstanding the foregoing, Solar agrees to waive the Prepayment Premium if Solar or any Affiliate of Solar (in their sole and absolute discretion) agree in writing to refinance the Term Loans prior to the Maturity Date.
“Product Revenue Milestone” is the achievement, on or prior to May 20, 2021, of Net Product Revenue greater than or equal to [***], calculated on a trailing twelve-month basis, subject to verification (including supporting documents) reasonably satisfactory to Collateral Agent.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
“Pro Rata Share” is, as of any date of determination, with respect to each Lender, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of Term Loans held by such Lender by the aggregate outstanding principal amount of all Term Loans.
“Qualified Cash” means the amount of Borrower’s cash and Cash Equivalents held in accounts subject to a Control Agreement in favor of Collateral Agent.
“Qualified Cash A/P Amount” means the amount of Borrower’s accounts payable that have not been paid within ninety (90) days from the invoice date of the relevant account payable (other than accounts that are subject to good faith disputes as permitted herein and for which Borrower maintains adequate reserves in accordance with GAAP).
“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“Registration” means any registration, authorization, approval, license, permit, clearance, certificate, and exemption issued or allowed by the FDA or state pharmacy licensing authorities (including,

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without limitation, new drug applications, abbreviated new drug applications, biologics license applications, investigational new drug applications, over-the-counter drug monograph, device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals, registrations and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, controlled substance registrations, and wholesale distributor permits).
“Regulatory Action” means an administrative, regulatory, or judicial enforcement action, proceeding, investigation or inspection, FDA Form 483 notice of inspectional observation, warning letter, untitled letter, other notice of violation letter, recall, seizure, Section 305 notice or other similar written communication, injunction or consent decree, issued by the FDA or a federal or state court.
“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such Person or any of its Affiliates.
“Relevant Governmental Body” means the Federal Reserve Board, the Federal Reserve Bank of New York, and/or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or any successor thereto.
“Required Lenders” means (i) for so long as all of the Persons that are Lenders on the Sixth Amendment Effective Date (each an “Original Lender”) have not assigned or transferred any of their interests in their Term Loan other than to an Affiliate of such Lender, Lenders holding one hundred percent (100%) of the aggregate outstanding principal balance of the Term Loan, or (ii) at any time from and after any Original Lender has assigned or transferred any interest in its Term Loan, Lenders holding at least sixty six percent (66%) of the aggregate outstanding principal balance of the Term Loan and, in respect of this clause (ii), (A) each Original Lender that has not assigned or transferred any portion of its Term Loan, (B) each assignee or transferee of an Original Lender’s interest in the Term Loan, but only to the extent that such assignee or transferee is an Affiliate or Approved Fund of such Original Lender, and (C) any Person providing financing to any Person described in clauses (A) and (B) above; provided, however, that this clause (C) shall only apply upon the occurrence of a default, event of default or similar occurrence with respect to such financing.
“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” is any of the President, Chief Executive Officer, or Chief Financial Officer of Borrower acting alone.
“Second Amendment Effective Date” shall mean December 2, 2020
“Second Draw Conditions” are satisfaction of each of the following:  (a) no Event of Default has occurred and (b) Borrower has achieved the Product Revenue Milestone.
“Second Draw Period” is the period commencing on the date occurring on or after the Second Amendment Effective Date in which Borrower satisfies the Second Draw Conditions and ending on the earlier of (a) June 20, 2021, and (b) the occurrence of an Event of Default.
“Secured Parties” means the Collateral Agent and the Lenders.

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“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made under the Code.
“Sixth Amendment” means that certain Sixth Amendment and Waiver to Loan and Security Agreement, dated as of the Sixth Amendment Effective Date, by and among Borrower, Collateral Agent and Lender.
“Sixth Amendment Effective Date” means March 7, 2024.
“SOFR” means the daily Secured Overnight Financing Rate provided by the Federal Reserve Bank of New York as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Solvent” means, with respect to any Person, that (a) the fair salable value of such Person’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of such Person’s liabilities, (b) such Person is not left with unreasonably small capital giving effect to the transactions contemplated by this Agreement and the other Loan Documents, and (c) such Person is able to pay its debts (including trade debts) as they mature in the ordinary course (without taking into account any forbearance and extensions related thereto).
“Subordinated Debt” is indebtedness incurred by Borrower or any of its Subsidiaries subordinated to all Indebtedness of Borrower and/or its Subsidiaries to the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Collateral Agent and the Required Lenders entered into between Collateral Agent, Borrower, and/or any of its Subsidiaries, and the other creditor), on terms acceptable to Collateral Agent and the Required Lenders.
“Subsidiary” is, with respect to any Person, any Person of which more than fifty percent (50%) of the voting stock or other Equity Interests is owned or controlled, directly or indirectly, by such Person or through one or more intermediaries.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Commitment” is, for any Lender, the obligation of such Lender to make a Term Loan, up to the principal amount shown opposite such Lender’s name on Schedule 1.1.
“Third Amendment” means that certain Third Amendment to Loan and Security Agreement, dated as of the Third Amendment Effective Date, by and among the Borrower, Collateral Agent and Lender.
“Third Amendment Effective Date” means February 15, 2022.
“Third Amendment Specified Default” means the Specified Default (as defined in the Third Amendment).
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower and each of its Subsidiaries connected with and symbolized by such trademarks.
“Unqualified Opinion” means an opinion on financial statements from an independent certified public accounting firm acceptable to Collateral Agent in its reasonable discretion which opinion shall not include any qualifications or any going concern limitations.

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2.	LOANS AND TERMS OF PAYMENT
2.1Promise to Pay.  Borrower hereby unconditionally promises to pay each Lender, the outstanding principal amount of all Term Loans advanced to Borrower by such Lender and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.
2.2Term Loans.
(a)Availability. (i) Subject to the terms and conditions of this Agreement, the Lenders agree, severally and not jointly, to make term loans to Borrower on the Effective Date in an aggregate principal amount of Thirty Five Million Dollars ($35,000,000.00) according to each Lender’s Term A Loan Commitment as set forth opposite such Lender’s name on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term A Loan”, and collectively as the “Term A Loans”).  After repayment, no Term A Loan may be re-borrowed.
(ii)Subject to the terms and conditions of this Agreement and the Fourth Amendment, the Lenders agree, severally and not jointly, to make term loans to Borrower on the Fourth Amendment Effective Date in an aggregate principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) according to each Lender’s Term B Loan Commitment as set forth on Schedule 1.1 hereto (such term loans are hereinafter referred to singly as a “Term B Loan” and collectively as the “Term B Loans”).  After repayment, no Term B Loan may be re-borrowed.
(iii)Subject to the terms and conditions of this Agreement and the Fifth Amendment, the Lenders agree, severally and not jointly, after the Fifth Amendment Effective Date, so long as requested by the Borrower to be funded on or prior to October 6, 2023, to make term loans to Borrower in an aggregate principal amount of up to Twenty Two Million Five Hundred Thousand Dollars ($22,500,000) (such term loans are hereinafter referred to singly as a “Term C Loan” and collectively as the “Term C Loans”; each of the Term A Loans, the Term B Loans and the Term C Loans are hereinafter referred to collectively as the “Term Loans”).  After repayment, no Term C Loan may be re-borrowed.
(b)Repayment.  Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Funding Date of each Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Amortization Date.  Borrower agrees to pay, on the Funding Date of each Term Loan, any initial partial monthly interest payment otherwise due for the period between the Funding Date of such Term Loan and the first Payment Date after such Funding Date.  Commencing on the Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall (i) make monthly payments of interest, to each Lender in accordance with its Pro Rata Share, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon the effective rate of interest applicable to the Term Loan, as determined in Section 2.3(a) plus (ii) make consecutive equal monthly payments of principal to each Lender in accordance with its Pro Rata Share, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (A) the respective principal amounts of such Lender’s Term Loans outstanding, and (B) a repayment schedule equal to the number of months remaining from the Amortization Date until the Maturity Date.  All unpaid principal and accrued and unpaid interest with respect to each such Term Loan is due and payable in full on the Maturity Date.  The Term Loans may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).
(c)Mandatory Prepayments.  If the Term Loans are accelerated (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), Borrower shall immediately pay to Lenders, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of: (i) all outstanding principal of the Term

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Loans plus accrued and unpaid interest thereon through the prepayment date, (ii) any fees payable under the Fee Letter by reason of such prepayment, (iii) the Prepayment Premium, plus (iv) all other Obligations that are due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts.  Notwithstanding (but without duplication with) the foregoing, on the Maturity Date, if any fees payable under the Fee Letter by reason of such prepayments had not previously been paid in full in connection with the prepayment of the Term Loans in full, Borrower shall pay to each Lender in accordance with the terms of the Fee Letter.  The Prepayment Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. EACH BORROWER AND GUARANTOR EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION.
(d)Permitted Prepayment of Term Loans.  Borrower shall have the option to prepay all, but not less than all of the outstanding principal balance of the Term Loans advanced by the Lenders under this Agreement, provided Borrower (i) provides written notice to Collateral Agent of its election to prepay the Term Loans at least five (5) Business Days prior to such prepayment, and (ii) pays to the Lenders on the date of such prepayment, payable to each Lender in accordance with its respective Pro Rata Share, an amount equal to the sum of (A) the outstanding principal of the Term Loans plus accrued and unpaid interest thereon through the prepayment date, (B) any fees payable under the Fourth Amendment Exit Fee Letter or under Section 2.4 hereof by reason of such prepayment, (C) the Prepayment Premium, plus (D) all other Obligations that are due and payable on such prepayment date, including any Lenders’ Expenses and interest at the Default Rate (if any) with respect to any past due amounts.
2.3Payment of Interest on the Term Loans.
(a)Interest Rate.  Subject to Section 2.3(b), the principal amount outstanding under the Term Loans shall accrue interest at a floating per annum rate equal to the Applicable Rate in effect from time to time plus 5.65%, which aggregate interest rate shall be determined by Collateral Agent on the third Business Day prior to the Funding Date of the applicable Term Loan and on the date occurring on the first Business Day of the month prior to each Payment Date occurring thereafter, which interest shall be payable monthly in arrears in accordance with Sections 2.2(b) and 2.3(e).  Except as set forth in Section 2.2(b), such interest shall accrue on each Term Loan commencing on, and including, the Funding Date of such Term Loan, and shall accrue on the principal amount outstanding under such Term Loan through and including the day on which such Term Loan is paid in full (or any payment is made hereunder).
(b)Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, all Obligations shall accrue interest at a fixed per annum rate equal to the rate that is otherwise applicable thereto plus five percentage points (5.00%) (the “Default Rate”).  Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Collateral Agent.
(c)360-Day Year.  Interest shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.
(d)Debit of Accounts.  Collateral Agent and each Lender may debit (or ACH) any deposit accounts, maintained by Borrower or any of its Subsidiaries, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes the Lenders under the Loan Documents when due.  Any such debits (or ACH activity) shall not constitute a set-off.

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(e)Payments.  Except as otherwise expressly provided herein, all payments by Borrower under the Loan Documents shall be made to the respective Lender to which such payments are owed, at such Person’s office in immediately available funds on the date specified herein. Unless otherwise provided, interest is payable monthly on the Payment Date of each month.  Payments of principal and/or interest received after 2:00 p.m. Eastern time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue until paid. All payments to be made by Borrower hereunder or under any other Loan Document, including payments of principal and interest, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim, in lawful money of the United States and in immediately available funds.  Collateral Agent may at its discretion and with prior notice of at least one (1) Business Day, initiate debit entries to the Borrower’s account as authorized on the ACH Letter (i) on each payment date of all Obligations then due and owing, (ii) at any time any payment due and owing with respect to Lender Expenses, and (iii) upon an Event of Default, any other Obligations outstanding.
2.4Fees.  Borrower shall pay to Collateral Agent and/or Lenders (as applicable) the following fees, which shall be deemed fully earned and non-refundable upon payment:
(a)Fee Letter.  When due and payable under the terms of the Fee Letter, to Collateral Agent and each Lender, as applicable, the fees set forth in the Fee Letter.
(b)Prepayment Premium.  The Prepayment Premium, when due hereunder, to be shared between the Lenders in accordance with their respective Pro Rata Shares.  Borrower expressly agrees (to the fullest extent that each may lawfully do so) that: (i) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (ii) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between Collateral Agent, Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium and (iv) Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that its agreement to pay the Prepayment Premium to Lenders as herein described is a material inducement to Lenders to provide the Term Loan Commitments and make the Term Loans.
(c)Lenders’ Expenses.  All Lenders’ Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.
2.5Taxes; Increased Costs.  Borrower, Collateral Agent and the Lenders each hereby agree to the terms and conditions set forth on Exhibit C attached hereto.
3.	CONDITIONS OF LOANS
3.1Conditions Precedent to Initial Term Loan.  Each Lender’s obligation to make a Term A Loan is subject to the condition precedent that Collateral Agent and each Lender shall consent to or shall have received, in form and substance satisfactory to Collateral Agent and each Lender, such documents, and completion of such other matters, as Collateral Agent and each Lender may reasonably deem necessary or appropriate, including, without limitation:
(a)copies of the Loan Documents, each duly executed by Borrower and each Subsidiary, as applicable, with originals to promptly follow;
(b)a completed Perfection Certificate for Borrower and each of its Subsidiaries;

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(c)a duly executed Fee Letter;
(d)the Operating Documents and good standing certificates of Borrower and its Subsidiaries certified by the Secretary of State (or equivalent agency) of Borrower’s and such Subsidiaries’ jurisdiction of organization or formation and each jurisdiction in which Borrower and each Subsidiary is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;
(e)a certificate of Borrower and each Guarantor in form and substance reasonably satisfactory to the Collateral Agent executed by the Secretary (or similar officer) of Borrower with appropriate insertions and attachments, including with respect to (i) the Operating Documents of Borrower and each Guarantor (which Certificate of Incorporation of Borrower and each Guarantor shall be certified by the Secretary of State of the State of such entity’s jurisdiction of formation) and (ii) the resolutions adopted by Borrower’s and each Guarantor’s board of directors or a committee thereof for the purpose of approving the transactions contemplated by the Loan Documents;
(f)certified copies, dated as of date no earlier than thirty (30) days prior to the Effective Date, of financing statement searches, as Collateral Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Term Loan, will be terminated or released;
(g)a duly executed legal opinion of counsel to Borrower and each Guarantor dated as of the Effective Date;
(h)evidence satisfactory to Collateral Agent and the Lenders that the insurance policies required by Section 6.5 hereof are in full force and effect;
(i)a payoff letter in form and substance satisfactory to Agent and the Lenders evidencing the repayment in full and release of liens with respect to Borrower’s existing Indebtedness;
(j)no later than five (5) days prior to the Effective Date, projections of Borrower’s Net Product Revenue for 2020, 2021 and 2022 in form and substance acceptable to Collateral Agent; and
(k)payment of the fees payable under the terms of the Fee Letter and Lenders’ Expenses then due as specified in Section 2.4 hereof.
3.2Conditions Precedent to all Term Loans.  The obligation of each Lender to extend each Term Loan, including the initial Term Loan, is subject to the following conditions precedent:
(a)receipt by Collateral Agent of an executed Loan Payment Request Form in the form of Exhibit D attached hereto;
(b)the representations and warranties in Section 5 hereof shall be true, accurate and complete in all material respects on the Funding Date of each Term Loan; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the funding of such Term Loan;
(c)there has not been any Material Adverse Change;

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(d)no Event of Default or an event that with the passage of time could result in an Event of Default, shall exist; and
(e)payment of the fees and Lenders’ Expenses then due as specified in Section 2.4 hereof.
3.3Conditions Precedent to Term B Loans.  The obligation of each Lender to extend the Term B Loan is subject to the following conditions precedent:
(a)a duly executed Fourth Amendment by Borrower and each Subsidiary, with original signature pages thereto to promptly follow;
(b)a duly executed Amended and Restated Fee Letter;
(c)an updated Perfection Certificate for Borrower and each of its Subsidiaries;
(d)a duly executed Fourth Amendment Exit Fee Agreement;
(e)a duly executed First Amendment to Exit Fee Agreement;
(f)a duly executed, updated Intellectual Property Security Agreement by Borrower and each applicable Guarantor;
(g)[reserved];
(h)the Operating Documents and good standing certificates of Borrower and its Subsidiaries certified by the Secretary of State (or equivalent agency) of Borrower’s and such Subsidiaries’ jurisdiction of organization or formation and each jurisdiction in which Borrower and each Subsidiary is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Fourth Amendment Effective Date;
(i)a certificate of Borrower and each Guarantor in form and substance reasonably satisfactory to the Collateral Agent executed by the Secretary (or similar officer) of Borrower with appropriate insertions and attachments, including with respect to (i) the Operating Documents of Borrower and each Guarantor (which Certificate of Incorporation of Borrower and each Guarantor shall be certified by the Secretary of State of the State of such entity’s jurisdiction of formation) and (ii) the resolutions adopted by Borrower’s and each Guarantor’s board of directors or a committee thereof for the purpose of approving the transactions contemplated by the Fourth Amendment;
(j)certified copies, dated as of date no earlier than thirty (30) days prior to the Fourth Amendment Effective Date, of financing statement searches, as Collateral Agent shall request;
(k)a duly executed legal opinion of counsel to Borrower and each Guarantor dated as of the Fourth Amendment Effective Date; and
(l)payment of the fees and Lenders’ Expenses then due as specified in Section 3 of the Fourth Amendment.
3.4Conditions Precedent to Term C Loans.  The obligation of each Lender to extend the Term C Loan is subject to the following conditions precedent:

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(a)receipt by Collateral Agent of an executed Loan Payment Request Form in the form of Exhibit D attached hereto, at least two (2) Business Days prior to the requested funding date of Term C Loans (such date, the “Term C Loan Funding Date”);
(b)the Operating Documents and good standing certificates of Borrower and its Subsidiaries certified by the Secretary of State (or equivalent agency) of Borrower’s and such Subsidiaries’ jurisdiction of organization or formation and each jurisdiction in which Borrower and each Subsidiary is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Term C Loan Funding Date; and
(c)payment of the fees and Lenders’ Expenses then due in accordance with Section 2.4 hereof.
3.5Covenant to Deliver.  Borrower agrees to deliver to Collateral Agent and the Lenders each item required to be delivered to Collateral Agent under this Agreement as a condition precedent to funding any Term Loan.  Borrower expressly agrees that a Term Loan made prior to the receipt by Collateral Agent or any Lender of any such item shall not constitute a waiver by Collateral Agent or any Lender of Borrower’s obligation to deliver such item, and any such Term Loan in the absence of a required item shall be made in each Lender’s sole discretion.
3.6Procedures for Borrowing.  Subject to the prior satisfaction of all other applicable conditions to the making of a Term Loan set forth in this Agreement, to obtain a Term Loan (other than the Term Loan funded on the Effective Date), Borrower shall notify the Lenders (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon New York City time three (3) Business Days prior to the date the Term Loan is to be made.  Together with any such electronic, facsimile or telephonic notification, Borrower shall deliver to Collateral Agent by electronic mail or facsimile a completed Loan Payment Request Form executed by a Responsible Officer or his or her designee.  The Collateral Agent may rely on any telephone notice given by a person whom Collateral Agent reasonably believes is a Responsible Officer or designee. On the Funding Date related to any Term Loan, each Lender shall credit and/or transfer (as applicable) to the Designated Deposit Account, an amount equal to its Term Loan Commitment in respect of such Term Loan.
3.7Post-Closing Obligations.  Notwithstanding any provision herein or in any other Loan Document to the contrary, to the extent not actually delivered on or prior to the Effective Date, Borrower will, and will cause of its applicable Subsidiaries to:
(a)deliver to Collateral Agent duly executed Control Agreements with respect to any Collateral Accounts maintained by Borrower or any of its Subsidiaries no later than two (2) Business Days after the Effective Date;
(b)deliver to Collateral Agent a landlord’s consent executed in favor of Collateral Agent in respect of all of Borrower’s and each Subsidiaries’ leased locations no later than thirty (30) days after the Effective Date (or such later date as Collateral Agent may agree, in each case, not to exceed sixty (60) days thereafter);
(c)deliver a bailee waiver executed in favor of Collateral Agent in respect of each third party bailee where Borrower or any Subsidiary maintains Collateral having a book value in excess of One Hundred Thousand Dollars ($100,000.00) no later than thirty (30) days after the Effective Date (or such later date as Collateral Agent may agree, in each case, not to exceed sixty (60) days thereafter); and

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(d)with respect to the insurance policies required by Section 6.5 hereof, deliver to Collateral Agent appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Collateral Agent, for the ratable benefit of the Secured Parties.
(e)deliver to Collateral Agent (i) duly executed Control Agreements with respect to any Collateral Accounts maintained by Borrower or any of its Subsidiaries, (ii) an ACH Letter, each by no later than ten (10) Business Days after the Fourth Amendment Effective Date, and (iii) duly executed Control Agreement with respect to any Collateral Accounts maintained by Borrower or any of its Subsidiaries as disclosed on the Perfection Certificate delivered to Collateral Agent on the Fifth Amendment Effective Date, no later than five (5) Business Days after the Fifth Amendment Effective Date.
4.	CREATION OF SECURITY INTEREST
4.1Grant of Security Interest.  Borrower hereby grants Collateral Agent, for the ratable benefit of the Secured Parties, to secure the payment and performance in full of all of the Obligations, a continuing first priority security interest in, and pledges to Collateral Agent, for the ratable benefit of the Secured Parties, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products and supporting obligations (as defined in the Code) in respect thereof.  If Borrower shall acquire any commercial tort claim (as defined in the Code), Borrower shall grant to Collateral Agent, for the ratable benefit of the Secured Parties, a first priority security interest therein and in the proceeds and products and supporting obligations (as defined in the Code) thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent.

If this Agreement is terminated, Collateral Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lenders’ obligation to extend Term Loans has terminated, Collateral Agent shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2Authorization to File Financing Statements.  Borrower hereby authorizes Collateral Agent to file financing statements or take any other action required to perfect Collateral Agent’s security interests in the Collateral (held for the ratable benefit of the Secured Parties), without notice to Borrower, with all appropriate jurisdictions to perfect or protect Collateral Agent’s interest or rights under the Loan Documents.
5.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Collateral Agent and the Lenders as follows:

5.1Due Organization, Authorization: Power and Authority.  Borrower and each of its Subsidiaries is duly existing and in good standing as a Registered Organization in its jurisdictions of organization or formation and Borrower and each of its Subsidiaries is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its businesses or its ownership of property requires that it be so qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change.  In connection with this Agreement, Borrower and each of its Subsidiaries has delivered to Collateral Agent a completed perfection certificate and any updates or supplements thereto on, before or after the Effective Date (each a “Perfection Certificate” and collectively, the “Perfection Certificates”).  Borrower represents and warrants that all the information set forth on the Perfection Certificates pertaining to Borrower and each of its Subsidiaries is accurate and complete.

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The execution, delivery and performance by Borrower and each of its Subsidiaries of the Loan Documents to which it is, or they are, a party have been duly authorized, and do not (i) conflict with any of Borrower’s or such Subsidiaries’ organizational documents, including its respective Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law applicable thereto, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or such Subsidiary, or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or are being obtained pursuant to Section 6.1(b), or (v) constitute an event of default under any material agreement by which Borrower, any of its Subsidiaries or any of their respective properties, is bound.  Neither Borrower nor any of its Subsidiaries is in default under any agreement to which it is a party or by which it or any of its assets is bound in which such default could reasonably be expected to have a Material Adverse Change.

5.2Collateral.
(a)Borrower and each its Subsidiaries have good title to, have rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Loan Documents, free and clear of any and all Liens except Permitted Liens, and neither Borrower nor any of its Subsidiaries have any Deposit Accounts, Securities Accounts, Commodity Accounts or other investment accounts other than the Collateral Accounts or the other investment accounts, if any, described in the Perfection Certificates delivered to Collateral Agent in connection herewith in respect of which Borrower or such Subsidiary has given Collateral Agent notice and taken such actions as are necessary to give Collateral Agent a perfected security interest therein as required under this Agreement. The Accounts are bona fide, existing obligations of the Account Debtors.
(b)The security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral, subject only to Permitted Liens that, under applicable law, have priority over Collateral Agent’s Lien.
(c)On the Fourth Amendment Effective Date, and except as disclosed on the Perfection Certificate (i) the Collateral is not in the possession of any third party bailee, and (ii)  no such third party bailee possesses components of the Collateral in excess of One Hundred Thousand Dollars ($100,000.00).
(d)All Inventory and Equipment is in all material respects of good and marketable quality, free from material defects.
(e)Borrower and each of its Subsidiaries is the sole owner of the Intellectual Property each respectively purports to own, free and clear of all Liens other than Permitted Liens.  Except as noted on the Perfection Certificate (which, upon the consummation of a transaction not prohibited by this Agreement, may be updated to reflect such transaction), neither Borrower nor any of its Subsidiaries is a party to, nor is bound by, any Material Agreement.
(f)None of Borrower or any of its Subsidiaries has used any software or other materials that are subject to an open-source or similar license (including the General Public License, Lesser General Public License, Mozilla Public License, or Affero License) (collectively, “Open Source Licenses”) in a manner that would cause any software or other materials owned by any Borrower or used in any Borrower products to have to be (i) distributed to third parties at no charge or a minimal charge, (ii) licensed to third parties for the purpose of creating modifications or derivative works, or (iii) subject to the terms of such Open Source License.

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5.3Litigation.  Except as disclosed on the Perfection Certificate, there are no actions, suits, investigations, or proceedings pending or, to the Borrower’s Knowledge, threatened in writing by or against Borrower or any of its Subsidiaries involving more than One Hundred Fifty Thousand Dollars ($150,000.00).
5.4No Material Adverse Change; Financial Statements.  All consolidated financial statements for Borrower and its consolidated Subsidiaries, delivered to Collateral Agent fairly present, in conformity with GAAP, and in all material respects the consolidated financial condition of Borrower and its consolidated Subsidiaries, and the consolidated results of operations of Borrower and its consolidated Subsidiaries.  Since December 31, 2018, there has not been a Material Adverse Change.
5.5Solvency.  Borrower is Solvent.  Borrower and each of its Subsidiaries, when taken as a whole, are Solvent.
5.6Regulatory Compliance.  Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower and each of its Subsidiaries has complied in all material respects with the Federal Fair Labor Standards Act.  Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.  Neither Borrower nor any of its Subsidiaries has violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change.  Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s Knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws.  Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

None of Borrower, any of its Subsidiaries, or any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person.  None of Borrower, any of its Subsidiaries, or to the Knowledge of Borrower and any of their Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

5.7Investments.  Neither Borrower nor any of its Subsidiaries owns any stock, shares, partnership interests or other equity securities except for Permitted Investments.
5.8Tax Returns and Payments; Pension Contributions.  Borrower and each of its Subsidiaries have timely filed all required tax returns and reports, and Borrower and each of its Subsidiaries have timely paid all foreign, federal, state, and local Taxes, assessments, deposits and contributions owed by Borrower and such Subsidiaries in an amount greater than Ten Thousand Dollars ($10,000), in all jurisdictions in which Borrower or any such Subsidiary is subject to Taxes, including the United States, unless such Taxes are being contested in accordance with the next sentence.  Borrower and each of its Subsidiaries may defer payment of any contested Taxes, provided that Borrower or such Subsidiary, (a) in

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good faith contests its obligation to pay the Taxes by appropriate proceedings promptly and diligently instituted and conducted; (b) notifies Collateral Agent of the commencement of, and any material development in, the proceeding; and (c) maintains adequate reserves or other appropriate provisions on its books in accordance with GAAP, provided, further, that such action would not involve, in the reasonable judgment of Collateral Agent, any risk of the sale, forfeiture or loss of any material portion of the Collateral.  Neither Borrower nor any of its Subsidiaries is aware of any claims or adjustments proposed for any of Borrower’s or such Subsidiary’s prior Tax years which could result in additional Taxes becoming due and payable by Borrower or its Subsidiaries.  Borrower and each of its Subsidiaries have paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and neither Borrower nor any of its Subsidiaries has withdrawn from participation in, has permitted partial or complete termination of, or has permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower or its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.

5.9Use of Proceeds.  Borrower shall use the proceeds of the Term Loans to repay all outstanding obligations under Borrower’s existing debt facility with Oxford Finance LLC, as working capital and to fund its general business requirements and other general corporate purposes and to pay any fees and expenses relating to this Agreement and the transactions contemplated hereby, and not for personal, family, household or agricultural purposes.
5.10Full Disclosure.  No written representation, warranty or other statement of Borrower or any of its Subsidiaries in any certificate or written statement, when taken as a whole, given to Collateral Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Collateral Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized that projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
6.	AFFIRMATIVE COVENANTS

Borrower shall, and shall cause each of its Subsidiaries to, do all of the following:

6.1Government Compliance.
(a)Other than specifically permitted hereunder, maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change.  Comply with all laws, ordinances and regulations to which Borrower or any of its Subsidiaries is subject, the noncompliance with which could reasonably be expected to have a Material Adverse Change.
(b)Obtain and keep in full force and effect, all of the material Governmental Approvals necessary for the performance by Borrower and its Subsidiaries of their respective businesses and obligations under the Loan Documents and the grant of a security interest to Collateral Agent for the ratable benefit of the Secured Parties, in all of the Collateral.
6.2Financial Statements, Reports, Certificates; Notices.
(a)Deliver to Collateral Agent:

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(i)as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated and, if prepared by Borrower or if reasonably requested by the Lenders, consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of Borrower and its consolidated Subsidiaries for such month certified by a Responsible Officer and in a form reasonably acceptable to the Collateral Agent;
(ii)as soon as available, but no later than forty-five (45) days after the last day of each of the first three (3) of Borrower’s fiscal quarters, a company prepared consolidated and, if prepared by Borrower or if reasonably requested by the Lenders, consolidating balance sheet, income statement and cash flow statement covering the consolidated operations of Borrower and its consolidated Subsidiaries for such fiscal quarter certified by a Responsible Officer (provided, however, that such certification by a Responsible Officer of Borrower shall be deemed to have made if a similar certification is required under the Sarbanes-Oxley Act of 2002 and such certification shall have been made available within the time period specified above on the SEC’s EDGAR system (or any successor system adopted by the SEC) and in a form reasonably acceptable to the Collateral Agent).
(iii)as soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year or within five (5) days of filing of the same with the SEC, audited consolidated financial statements covering the consolidated operations of Borrower and its consolidated Subsidiaries for such fiscal year, prepared under GAAP, consistently applied, together with an Unqualified Opinion on the financial statements;
(iv)as soon as available after approval thereof by Borrower’s board of directors, but no later than the earlier of (x) ten (10) days’ after such approval and (y) sixty days after the start of the then-current calendar year, Borrower’s annual financial projections for the entire then-next or current, as applicable, fiscal year as approved by Borrower’s board of directors; provided that, any revisions to such projections approved by Borrower’s board of directors shall be delivered to Collateral Agent and the Lenders no later than seven (7) days after such approval);
(v)within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission;
(vi)as soon as available, but no later than thirty (30) days after the last day of each month, copies of the month-end account statements for each Collateral Account maintained by Borrower or its Subsidiaries, which statements may be provided to Collateral Agent and each Lender by Borrower or directly from the applicable institution(s);
(vii)prompt delivery of (and in any event within five (5) days after the same are sent or received) copies of all material correspondence, reports, documents and other filings with any Governmental Authority that could reasonably be expected to result in a Material Adverse Change;
(viii)prompt notice of any event that (A) could reasonably be expected to materially and adversely affect the value of the Intellectual Property or (B) could reasonably be expected to result in a Material Adverse Change;
(ix)written notice delivered at least ten (10) days’ prior to Borrower’s creation of a New Subsidiary in accordance with the terms of Section 6.10;
(x)written notice delivered at least ten (10) days’ prior to Borrower’s (A) adding any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Hundred Thousand Dollars ($200,000.00) in assets or property of Borrower or any of its Subsidiaries) (it being understood that this clause shall not apply to assets or property in transit), (B)

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changing its respective jurisdiction of organization, (C) changing its organizational structure or type, (D) changing its respective legal name, or (E) changing any organizational number(s) (if any) assigned by its respective jurisdiction of organization;
(xi)upon Borrower becoming aware of the existence of any Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, prompt (and in any event within three (3) Business Days) written notice of such occurrence, which such notice shall include a reasonably detailed description of such Event of Default or event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, and Borrower’s proposal regarding how to cure such Event of Default or event;
(xii)immediate notice if Borrower or such Subsidiary has Knowledge that Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering;
(xiii)notice of any commercial tort claim (as defined in the Code) or letter of credit rights (as defined in the Code) held by Borrower or any Guarantor, in each case in an amount greater than One Hundred Thousand Dollars ($100,000.00) and of the general details thereof;
(xiv)if Borrower or any of its Subsidiaries is not now a Registered Organization but later becomes one, written notice of such occurrence and information regarding such Person’s organizational identification number within ten (10) days of receiving such organizational identification number;
(xv)prompt notice of the execution of any Material Agreement or any amendment to, modification of, termination of or waiver under any Material Agreement; and
(xvi)other information as reasonably requested by Collateral Agent or any Lender.

Notwithstanding the foregoing, the financial statements or other reports required to be delivered pursuant to clauses (ii), (iii) and (iv) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address.

(b)Concurrently with the delivery of the financial statements specified in Section 6.2(a)(i) above for each March, June, September and December, but no later than thirty (30) days after the last day of each such month, deliver to each Lender (x) an updated Perfection Certificate to reflect any amendments, modifications and updates, if any, to certain information in the Perfection Certificate after the Effective Date to the extent such amendments, modifications and updates are permitted by one or more specific provisions in this agreement or (y) a certificate of a Responsible Officer certifying that there has been no change in such information from the most recent Perfection Certificate delivered to Collateral Agent.
(c)Concurrently with the delivery of the financial statements specified in Section 6.2(a)(i) above but no later than thirty (30) days after the last day of each month, deliver to each Lender:
(i)a duly completed Compliance Certificate signed by a Responsible Officer;
(ii)copies of any material Governmental Approvals obtained by Borrower or any of its Subsidiaries;

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(iii)written notice of the commencement of, and any material development in, the proceedings contemplated by Section 5.8 hereof;
(iv)prompt written notice of any litigation or governmental proceedings pending or threatened (in writing) against Borrower or any of its Subsidiaries, which could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of One Hundred Fifty Thousand Dollars ($150,000.00); and
(v)written notice of all returns, recoveries, disputes and claims regarding Inventory that involve more than One Hundred Thousand Dollars ($100,000.00) individually or in the aggregate in any calendar year.
(d)Keep proper, complete and true books of record and account in accordance with GAAP in all material respects.  Borrower shall, and shall cause each of its Subsidiaries to, allow, at the sole cost of Borrower, Collateral Agent or any Lender, during regular business hours upon reasonable prior notice (provided that no notice shall be required when an Event of Default has occurred and is continuing), to visit and inspect any of its properties, to examine and make abstracts or copies from any of its books and records, and to conduct a collateral audit and analysis of its operations and the Collateral.  Such audits shall be conducted no more often than once every year unless (and more frequently if) an Event of Default has occurred and is continuing.
6.3Inventory; Returns.  Keep all Inventory in good and marketable condition, free from material defects.  Returns and allowances between Borrower, or any of its Subsidiaries, as applicable, and their respective Account Debtors shall follow Borrower’s, or such Subsidiary’s, customary practices as they exist as of the Effective Date.
6.4Taxes; Pensions.  Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports, and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state, and local Taxes, assessments, deposits and contributions owed by Borrower or its Subsidiaries, except as otherwise permitted pursuant to the terms of Section 5.8 hereof; deliver to Lenders, on demand, appropriate certificates attesting to such payments; and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with the terms of such plans.
6.5Insurance.  Keep Borrower’s and its Subsidiaries’ business and the Collateral insured for risks and in amounts standard for companies in Borrower’s and its Subsidiaries’ industry and location and as Collateral Agent may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Collateral Agent and Lenders.  All property policies shall have a lender’s loss payable endorsement showing Collateral Agent as lender loss payee and shall waive subrogation against Collateral Agent, and all liability policies shall show, or have endorsements showing, Collateral Agent (for the ratable benefit of the Secured Parties), as additional insured.  The Collateral Agent shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that it will give the Collateral Agent thirty (30) days prior written notice (or ten (10) days prior written notice for non-payment) before any such policy or policies shall be cancelled.  At Collateral Agent’s request, Borrower shall deliver to the Collateral Agent certified copies of policies and evidence of all premium payments.  Proceeds payable under any policy shall, at Collateral Agent’s option, be payable to Collateral Agent, for the ratable benefit of the Secured Parties, on account of the then-outstanding Obligations.  Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy within one hundred eighty (180) days of receipt thereof up to Five Hundred Thousand Dollars ($500,000.00) with respect to any loss, but not exceeding Five Hundred Thousand Dollars ($500,000.00), in the aggregate for

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all losses under all casualty policies in any one year, toward the replacement promptly or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Collateral Agent, be payable to Collateral Agent, for the ratable benefit of the Lenders, on account of the Obligations.  If Borrower or any of its Subsidiaries fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons, Collateral Agent and/or any Lender may make (but has no obligation to do so), at Borrower’s expense, all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Collateral Agent or such Lender deems prudent.

6.6Operating Accounts.
(a)From and after the date that is two (2) Business Days after the Effective Date, maintain Borrower’s and Guarantors’ Collateral Accounts with depositary institutions that have agreed to execute Control Agreements in favor of Collateral Agent with respect to such Collateral Accounts; provided, that with respect to Borrower’s Collateral Accounts maintained with PNC Bank, National Association, the aggregate amount of all cash or Cash Equivalents in all such Collateral Accounts, in the aggregate, shall not exceed Five Million Dollars ($5,000,000) until the date on which Borrower has delivered such Control Agreements in favor of Collateral Agent with respect to such Collateral Accounts.  The provisions of the previous sentence shall not apply to Deposit Accounts exclusively used for payroll, payroll Taxes and other employee wage and benefit payments to or for the benefit of Borrower’s, or any Guarantor’s, employees, in an aggregate amount not to exceed One Hundred Thousand Dollars $100,000 and as identified to Collateral Agent by Borrower as such in the Perfection Certificate.
(b)Borrower shall provide Collateral Agent ten (10) days’ prior written notice before Borrower or any Guarantor establishes any Collateral Account.  In addition, for each Collateral Account that Borrower or any Guarantor, at any time maintains, Borrower or such Guarantor shall cause the applicable bank or financial institution at or with which such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Collateral Agent’s Lien in such Collateral Account (held for the ratable benefit of the Secured Parties) in accordance with the terms hereunder prior to the establishment of such Collateral Account.  The provisions of the previous sentence shall not apply to any Excluded Accounts.
(c)Neither Borrower nor any Guarantor shall maintain any Collateral Accounts except Collateral Accounts maintained in accordance with this Section 6.6.
6.7Protection of Intellectual Property Rights.  Borrower and each of its Subsidiaries shall: (a)  protect, defend and maintain the validity and enforceability of its respective Intellectual Property that is material to its business; (b) promptly advise Collateral Agent in writing of infringement by a third party of its respective material Intellectual Property; and (c) not allow any of its respective Intellectual Property material to its respective business to be abandoned, forfeited or dedicated to the public without Collateral Agent’s prior written consent.
6.8Litigation Cooperation.  Commencing on the Effective Date and continuing through the termination of this Agreement, make available to Collateral Agent and the Lenders, without expense to Collateral Agent or the Lenders, Borrower and each of Borrower’s officers, employees and agents and Borrower’s Books, to the extent that Collateral Agent or any Lender may reasonably deem them necessary to prosecute or defend any third-party suit or proceeding instituted by or against Collateral Agent or any Lender with respect to any Collateral or relating to Borrower.

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6.9Landlord Waivers; Bailee Waivers.  In the event that Borrower or any of its Subsidiaries, after the Effective Date, intends to add any new offices or business locations, including warehouses, or otherwise store any portion of the Collateral with, or deliver any portion of the Collateral to, a bailee, in each case pursuant to Section 7.2, then, in the event that the Collateral at any new location is valued (based on book value) in excess of One Hundred Thousand Dollars ($100,000.00) in the aggregate, at Collateral Agent’s election, such bailee or landlord, as applicable, must execute and deliver a bailee waiver or landlord waiver, as applicable, in form and substance reasonably satisfactory to Collateral Agent prior to the addition of any new offices or business locations, or any such storage with or delivery to any such bailee, as the case may be.
6.10Creation/Acquisition of Subsidiaries.  In the event any Borrower or any Subsidiary of any Borrower creates or acquires any Subsidiary after the Effective Date, Borrower or such Subsidiary shall promptly notify the Collateral Agent and the Lenders of such creation or acquisition, and Borrower or such Subsidiary shall, within sixty (60) days of the creation or acquisition of such Subsidiary, take all actions reasonably requested by the Collateral Agent or the Lenders to achieve any of the following with respect to such “New Subsidiary” (defined as a Subsidiary formed after the date hereof during the term of this Agreement):  (i) to cause such New Subsidiary to become either a co-Borrower hereunder, or a secured guarantor with respect to the Obligations; and (ii) to grant and pledge to Collateral Agent a perfected security interest in 100% of the stock, units or other evidence of ownership held by Borrower or its Subsidiaries of any such New Subsidiary.
6.11Further Assurances.  Execute any further instruments and take further action as Collateral Agent or any Lender reasonably requests to perfect or continue Collateral Agent’s Lien in the Collateral or to effect the purposes of this Agreement.
7.	NEGATIVE COVENANTS

Borrower shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of the Required Lenders:

7.1Dispositions.  Convey, sell, lease, transfer, assign, dispose of, license (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Permitted Transfers.
7.2Changes in Business, Management, Ownership, or Business Locations.  (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses engaged in by Borrower or such Subsidiary, as applicable, as of the Effective Date or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) terminate the employment of any Key Person unless written notice thereof is provided to each Lender within ten (10) days of such termination of employment, or (ii) enter into any transaction or series of related transactions in which (A) the stockholders of Borrower who were not stockholders immediately prior to the first such transaction own more than thirty-five percent (35%) of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions and (B) except as permitted by Section 7.3, Borrower ceases to own, directly or indirectly, 100% of the ownership interests in each Subsidiary of Borrower.  Borrower shall not, and shall not permit any of its Subsidiaries to, without at least ten (10) days’ prior written notice to Collateral Agent: (A) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Hundred Thousand Dollars ($200,000.00) in assets or property of Borrower or any of its Subsidiaries, as applicable); (B) change its respective jurisdiction of organization, (C) except as permitted by Section 7.3, change its respective organizational structure or type, (D) change its respective legal name, or (E) change any organizational number(s) (if any) assigned by its respective jurisdiction of organization.

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7.3Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or shares or any property of another Person, in each case including for the avoidance of doubt through a merger, purchase, in-licensing arrangement or any similar transaction. A Subsidiary may merge or consolidate into another Subsidiary (provided such surviving Subsidiary is a “co-Borrower” hereunder or has provided a secured Guaranty of Borrower’s Obligations hereunder in accordance with Section 6.10) or with (or into) Borrower provided Borrower is the surviving legal entity, and as long as no Event of Default is occurring prior thereto or arises as a result therefrom.
7.4Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
7.5Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (except for Permitted Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the ratable benefit of the Secured Parties) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower, or any of its Subsidiaries, from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or such Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens”.
7.6Maintenance of Collateral Accounts.  With respect to Borrower any Guarantors, maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.
7.7Restricted Payments. (a) Declare or pay any dividends (other than dividends payable solely in capital stock) or make any other distribution or payment in respect of or redeem, retire or purchase any capital stock (other than (i) the declaration or payment of dividends to Borrower or its Subsidiaries, (ii) the declaration or payment of any dividends solely in the form of equity securities, and (iii) repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, employee, director or consultant equity plans, or similar plans, provided such repurchases do not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate per fiscal year), (b) other than the Obligations in accordance with the terms hereof, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity unless being replaced with Indebtedness of at least the same principal amount and such new Indebtedness is Permitted Indebtedness, or (c) be a party to or bound by an agreement that restricts a Subsidiary from paying dividends or otherwise distributing property to Borrower.
7.8Investments.  Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so other than Permitted Investments.
7.9Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or any of its Subsidiaries, except for (a) transactions that are in the ordinary course of Borrower’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person, and (b) Subordinated Debt or equity investments by Borrower’s investors in Borrower or its Subsidiaries.
7.10Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would

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increase the amount thereof or adversely affect the subordination thereof to Obligations owed to the Lenders.

7.11Compliance.  (a) Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Term Loan for that purpose; (b) fail to meet the minimum funding requirements of ERISA; (c) permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; (d) fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; or (e) withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower or any of its Subsidiaries, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority.
7.12Compliance with Anti-Terrorism Laws.  Directly or indirectly, Knowingly or permit any Affiliate to enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists.  Directly or indirectly or permit any Affiliate to, (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.
7.13Financial Covenants.
(a)Minimum Liquidity.  (x) If, as of any date of determination falling on or prior to April 30, 2025, the Net Product Revenue, measured on a trailing twelve-month basis as of the last day of the most recently ended month, is greater than [***], permit Qualified Cash to be less than [***] plus the Qualified Cash A/P Amount and (y) at all other times, permit Qualified Cash to be less than [***] plus the Qualified Cash A/P Amount.
(b)Minimum Net Product Revenue.  Commencing with the measurement period ending March 31, 2024, as of the last day of each month, permit Net Product Revenue, measured on a trailing twelve-month basis, to be lower than the value equal to 109% of the actual Net Product Revenue as of the month ending twelve (12) months prior to such date of determination. From the July 31, 2024, testing period onward, Net Product Revenue, measured on a trailing twelve-month basis, to be lower than the value equal to 110% of the actual Net Product Revenue as of the month ending twelve (12) months prior to such date of determination. For clarity, the minimum Net Product Revenue levels for March through June 2024 are set forth below:
Measurement Period Ending	Minimum Net Product Revenue
March 31, 2024	[***]
April 30, 2024	[***]

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May 31, 2024	[***]
June 30, 2024	[***]
July 31, 2024	[***]
August 31, 2024	[***]
September 30, 2024	[***]
October 31, 2024	[***]
November 30, 2024	[***]
December 31, 2024	[***]
January 31, 2025	[***]
February 28, 2025	[***]

7.14Material Agreements.  Without the consent of Collateral Agent, amend any Material Agreement in a manner adverse to the interests of the Collateral Agent or Lenders.
8.	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Term Loan on its due date, or (b) pay any other Obligation within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period shall not apply to payments due on the Maturity Date or the date of acceleration pursuant to Section 9.1 (a) hereof);
8.2Covenant Default.
(a)Borrower or any of its Subsidiaries fails or neglects to perform any obligation in Sections 3.7 (Post-Closing Obligations), 6.2 (Financial Statements, Reports, Certificates), 6.4 (Taxes), 6.5 (Insurance), 6.6 (Operating Accounts), 6.7 (Protection of Intellectual Property Rights), 6.9 (Landlord Waivers; Bailee Waivers), 6.10 (Creation/Acquisition of Subsidiaries) or Borrower violates any provision in Section 7; or
(b)Borrower, or any of its Subsidiaries, fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document to which such person is a party, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within twenty (20) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the twenty (20) day period or cannot after diligent attempts by Borrower or such Subsidiary, as applicable, be cured within such twenty (20) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure

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to cure the default shall not be deemed an Event of Default (but no Term Loans shall be made during such cure period).
8.3Material Adverse Change.  A Material Adverse Change has occurred;
8.4Attachment; Levy; Restraint on Business.
(a)(i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or any of its Subsidiaries or of any entity under control of Borrower or its Subsidiaries on deposit with any institution at which Borrower or any of its Subsidiaries maintains a Collateral Account, or (ii) a notice of lien, levy, or assessment is filed against Borrower or any of its Subsidiaries or their respective assets by any government agency, and the same under subclauses (i) and (ii) of this clause (a) are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); and
(b)(i) any material portion of Borrower’s or any of its Subsidiaries’ assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower or any of its Subsidiaries from conducting any part of its business;
8.5Insolvency.  (a) Borrower or any of its Subsidiaries is or becomes Insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and not dismissed or stayed within forty-five (45) days (but no Term Loans shall be extended while Borrower or any Subsidiary is Insolvent and/or until any Insolvency Proceeding is dismissed);
8.6Other Agreements.  There is a default in (a) any agreement to which Borrower or any of its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000.00) or that could reasonably be expected to have a Material Adverse Change or (b) there is any default under a Material Agreement that permits the counterparty thereto to accelerate the payments owed thereunder;
8.7Judgments.  One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000.00) (not covered by independent third-party insurance as to which (a) Borrower reasonably believes such insurance carrier will accept liability, (b) Borrower or the applicable Subsidiary has submitted such claim to such insurance carrier and (c) liability has not been rejected by such insurance carrier) shall be rendered against Borrower or any of its Subsidiaries and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof;
8.8Misrepresentations.  Borrower or any of its Subsidiaries or any Person acting for Borrower or any of its Subsidiaries makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Collateral Agent and/or the Lenders or to induce Collateral Agent and/or the Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement, when taken as a whole, is incorrect in any material respect when made;
8.9Subordinated Debt.  A default or breach occurs under any subordination agreement, or any creditor that has signed such an agreement with Collateral Agent or the Lenders breaches any terms of such agreement;

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8.10Guaranty.  (a) Any Guaranty terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any Guaranty; or (c) any circumstance described in Section 8 occurs with respect to any Guarantor;
8.11Governmental Approvals; FDA Action.  Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner, or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has resulted in or could reasonably be expected to result in a Material Adverse Change; or (b) (i) the FDA, DOJ or other Governmental Authority initiates a Regulatory Action or any other enforcement action against Borrower or any of its Subsidiaries or any supplier of Borrower or any of its Subsidiaries that causes Borrower or any of its Subsidiaries to recall, withdraw, remove or discontinue manufacturing, distributing, and/or marketing any of its products, even if such action is based on previously disclosed conduct; (ii) the FDA or any other comparable Governmental Authority issues a warning letter to Borrower or any of its Subsidiaries with respect to any of its activities or products which could reasonably be expected to result in a Material Adverse Change; (iii) Borrower or any of its Subsidiaries conducts a mandatory or voluntary recall which could reasonably be expected to result in liability and expense to Borrower or any of its Subsidiaries of Five Hundred Thousand Dollars ($500,000) or more; (iv) Borrower or any of its Subsidiaries enters into a settlement agreement with the FDA, DOJ or other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of Five Hundred Thousand Dollars ($500,000) or more, or that could reasonably be expected to result in a Material Adverse Change, even if such settlement agreement is based on previously disclosed conduct; or (v) the FDA or any other comparable Governmental Authority revokes any authorization or permission granted under any Registration, or Borrower or any of its Subsidiaries withdraws any Registration, that could reasonably be expected to result in a Material Adverse Change.
8.12Lien Priority.  Except as the result of the action or inaction of the Collateral Agent or the Lenders, any Lien created hereunder or by any other Loan Document shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby, subject to no prior or equal Lien, other than Permitted Liens arising as a matter of applicable law.
9.	RIGHTS AND REMEDIES
9.1Rights and Remedies.
(a)Upon the occurrence and during the continuance of an Event of Default, Collateral Agent may, and at the written direction of Required Lenders shall, without notice or demand, do any or all of the following: (i) deliver notice of the Event of Default to Borrower, (ii) by notice to Borrower declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations shall be immediately due and payable without any action by Collateral Agent or the Lenders) or (iii) by notice to Borrower suspend or terminate the obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders (but if an Event of Default described in Section 8.5 occurs all obligations, if any, of the Lenders to advance money or extend credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Collateral Agent and/or the Lenders shall be immediately terminated without any action by Collateral Agent or the Lenders).
(b)Without limiting the rights of Collateral Agent and the Lenders set forth in Section 9.1(a) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right and at the written direction of the Required Lenders shall, without notice or demand, to do any or all of the following:
(i)foreclose upon and/or sell or otherwise liquidate, the Collateral;

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(ii)make a demand for payment upon any Guarantor pursuant to the Guaranty delivered by such Guarantor;
(iii)apply to the Obligations any (A) balances and deposits of Borrower that Collateral Agent or any Lender holds or controls, (B) any amount held or controlled by Collateral Agent or any Lender owing to or for the credit or the account of Borrower, or (C) amounts received from any Guarantors in accordance with the respective Guaranty delivered by such Guarantor; and/or
(iv)commence and prosecute an Insolvency Proceeding or consent to Borrower commencing any Insolvency Proceeding.
(c)Without limiting the rights of Collateral Agent and the Lenders set forth in Sections 9.1(a) and (b) above, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the right and at the written direction of the Required Lenders shall, without notice or demand, to do any or all of the following:
(i)settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Collateral Agent considers advisable, notify any Person owing Borrower money of Collateral Agent’s security interest in such funds, and verify the amount of such account;
(ii)make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its Liens in the Collateral (held for the ratable benefit of the Secured Parties).  Borrower shall assemble the Collateral if Collateral Agent requests and make it available at such location as Collateral Agent reasonably designates.  Collateral Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Collateral Agent a license to enter and occupy any of its premises, without charge, to exercise any of Collateral Agent’s rights or remedies;
(iii)ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, and/or advertise for sale, any of the Collateral.  Collateral Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s and each of its Subsidiaries’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Collateral Agent’s exercise of its rights under this Section 9.1, Borrower’s and each of its Subsidiaries’ rights under all licenses and all franchise agreements inure to Collateral Agent, for the benefit of the Lenders;
(iv)place a “hold” on any Collateral Account maintained with Collateral Agent or any Lender or otherwise in respect of which a Control Agreement has been delivered in favor of Collateral Agent (for the ratable benefit of the Secured Parties) and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
(v)demand and receive possession of Borrower’s Books;
(vi)appoint a receiver to seize, manage and realize any of the Collateral, and such receiver shall have any right and authority as any competent court will grant or authorize in accordance with any applicable law, including any power or authority to manage the business of Borrower or any of its Subsidiaries; and

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(vii)subject to clauses 9.1(a) and (b), exercise all rights and remedies available to Collateral Agent and each Lender under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

Notwithstanding any provision of this Section 9.1 to the contrary, upon the occurrence of any Event of Default, Collateral Agent shall have the right to exercise any and all remedies referenced in this Section 9.1 without the written consent of Required Lenders following the occurrence of an Exigent Circumstance.

9.2Power of Attorney.  Borrower hereby irrevocably appoints Collateral Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s or any of its Subsidiaries’ name on any checks or other forms of payment or security; (b) sign Borrower’s or any of its Subsidiaries’ name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts of Borrower directly with the applicable Account Debtors, for amounts and on terms Collateral Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Collateral Agent or a third party as the Code or any applicable law permits.  Borrower hereby appoints Collateral Agent as its lawful attorney-in-fact to sign Borrower’s or any of its Subsidiaries’ name on any documents necessary to perfect or continue the perfection of Collateral Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Collateral Agent and the Lenders are under no further obligation to make extend Term Loans hereunder.  Collateral Agent’s foregoing appointment as Borrower’s or any of its Subsidiaries’ attorney in fact, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Collateral Agent’s and the Lenders’ obligation to provide Term Loans terminates.
9.3Protective Payments.  If Borrower or any of its Subsidiaries fail to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower or any of its Subsidiaries is obligated to pay under this Agreement or any other Loan Document, Collateral Agent may obtain such insurance or make such payment, and all amounts so paid by Collateral Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the Default Rate, and secured by the Collateral.  Collateral Agent will make reasonable efforts to provide Borrower with notice of Collateral Agent obtaining such insurance or making such payment at the time it is obtained or paid or within a reasonable time thereafter.  No such payments by Collateral Agent are deemed an agreement to make similar payments in the future or Collateral Agent’s waiver of any Event of Default.
9.4Application of Payments and Proceeds.  Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Collateral Agent from or on behalf of Borrower or any of its Subsidiaries of all or any part of the Obligations, and, as between Borrower on the one hand and Collateral Agent and Lenders on the other, Collateral Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Collateral Agent may deem advisable notwithstanding any previous application by Collateral Agent, and (b) the proceeds of any sale of, or other realization upon all or any part of the Collateral shall be applied: first, to the Lenders’ Expenses; second, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding; and fourth, to any other Obligations owing to Collateral Agent or any Lender

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under the Loan Documents.  Any balance remaining shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.  In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (y) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.  Any reference in this Agreement to an allocation between or sharing by the Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to the Lenders’ Pro Rata Shares unless expressly provided otherwise.  Collateral Agent, or if applicable, each Lender, shall promptly remit to the other Lenders such sums as may be necessary to ensure the ratable repayment of each Lender’s Pro Rata Share of any Term Loan and the ratable distribution of interest, fees and reimbursements paid or made by Borrower.  Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lenders also received their scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its Pro Rata Share of scheduled payments made on any date or dates, then such Lender shall remit to Collateral Agent or other the Lenders such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by Collateral Agent.  If any payment or distribution of any kind or character, whether in cash, properties or securities, shall be received by a Lender in excess of its Pro Rata Share, then the portion of such payment or distribution in excess of such Lender’s Pro Rata Share shall be received and held by such Lender in trust for and shall be promptly paid over to the other Lenders (in accordance with their respective Pro Rata Shares) for application to the payments of amounts due on such other Lenders’ claims.  To the extent any payment for the account of Borrower is required to be returned as a voidable transfer or otherwise, the Lenders shall contribute to one another as is necessary to ensure that such return of payment is on a pro rata basis.  If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for the Secured Parties for purposes of perfecting Collateral Agent’s security interest therein (held for the ratable benefit of the Secured Parties).

9.5Liability for Collateral.  So long as Collateral Agent and the Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Collateral Agent and the Lenders, Collateral Agent and the Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.
9.6No Waiver; Remedies Cumulative.  Failure by Collateral Agent or any Lender, at any time or times, to require strict performance by Borrower of any provision of this Agreement or by Borrower or any other Loan Document shall not waive, affect, or diminish any right of Collateral Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by Collateral Agent and the Required Lenders and then is only effective for the specific instance and purpose for which it is given.  The rights and remedies of Collateral Agent and the Lenders under this Agreement and the other Loan Documents are cumulative.  Collateral Agent and the Lenders have all rights and remedies provided under the Code, any applicable law, by law, or in equity.  The exercise by Collateral Agent or any Lender of one right or remedy is not an election, and Collateral Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver.  Collateral Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.
9.7Demand Waiver.  Borrower waives, to the fullest extent permitted by law, demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Collateral Agent or any Lender on which Borrower or any Subsidiary is liable.

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10.	NOTICES

Other than as specifically provided herein, all notices, consents, requests, approvals, demands, or other communication (collectively, “Communications”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Any of Collateral Agent, Lender or Borrower may change its mailing address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	NEURONETICS, INC. 3222 Phoenixville Pike Malvern, PA 19355 Attn: Chief Financial Officer Email: [***]

with a copy to:	NEURONETICS, INC. 3222 Phoenixville Pike Malvern, PA 19355 Attn: General Counsel Fax: Email: [***]

with a copy (which shall not constitute notice) to:	Morrison & Foerster LLP 250 West 55th Street New York, NY 10019 Attn: Geoff Peck Email: [***]

If to Collateral Agent:	SOLAR CAPITAL LTD. 500 Park Avenue, 3rd Floor New York, NY 10022 Attention: Anthony Storino Fax: [***] Email: [***]

with a copy (which shall not constitute notice) to:	LATHAM & WATKINS LLP 505 Montgomery Street, Suite 2000 San Francisco, CA 94111 Attention: Haim Zaltzman Facsimile: [***] Email: [***]

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11.	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER
11.1Waiver of Jury Trial.  EACH OF BORROWER, COLLATERAL AGENT AND LENDERS UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG BORROWER, COLLATERAL AGENT AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG BORROWER, COLLATERAL AGENT AND/OR LENDERS.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE.  THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING.  THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION.  THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
11.2Governing Law and Jurisdiction.  THIS AGREEMENT, THE OTHER LOAN DOCUMENTS (EXCLUDING THOSE LOAN DOCUMENTS THAT BY THEIR OWN TERMS ARE EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL, PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.
11.3Submission to Jurisdiction.  Any legal action or proceeding with respect to the Loan Documents shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, Borrower hereby accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts.  Notwithstanding the foregoing, Collateral Agent and Lenders shall have the right to bring any action or proceeding against Borrower (or any property of Borrower) in the court of any other jurisdiction Collateral Agent or Lenders deem necessary or appropriate in order to realize on the Collateral or other security for the Obligations.  The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.
11.4Service of Process.  Borrower irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable requirements of law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified herein (and shall be effective when such mailing shall be effective, as

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provided therein).  Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.5Non-exclusive Jurisdiction.  Nothing contained in this Article 11 shall affect the right of Collateral Agent or Lenders to serve process in any other manner permitted by applicable requirements of law or commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.
12.	GENERAL PROVISIONS
12.1Successors and Assigns.
(a)This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not transfer, pledge or assign this Agreement or any rights or obligations under it without Collateral Agent’s prior written consent (which may be granted or withheld in Collateral Agent’s discretion, subject to Section 12.5).  The Lenders have the right, without the consent of or notice to Borrower, to sell, transfer, assign, pledge, negotiate, or grant participation in (any such sale, transfer, assignment, negotiation, or grant of a participation, a “Lender Transfer”) all or any part of, or any interest in, the Lenders’ obligations, rights, and benefits under this Agreement and the other Loan Documents; provided, however, that any such Lender Transfer (other than  (i) any Transfer at any time that an Event of Default has occurred and is continuing, or (ii) a transfer, pledge, sale or assignment to an Eligible Assignee) of its obligations, rights, and benefits under this Agreement and the other Loan Documents shall require the prior written consent of Collateral Agent (such approved assignee, an “Approved Lender”).  Borrower and Collateral Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned until Collateral Agent shall have received and accepted an effective assignment agreement in form satisfactory to Collateral Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Eligible Assignee or Approved Lender as Collateral Agent reasonably shall require.
(b)Notwithstanding anything to the contrary contained herein, so long as no Event of Default has occurred and is continuing, no Lender Transfer (other than a Lender Transfer in connection with (x) assignments by a Lender due to a forced divestiture at the request of any regulatory agency; or (y) upon the occurrence of a default, event of default or similar occurrence with respect to a Lender’s own financing or securitization transactions) shall be permitted, without Borrower’s consent, to any Person which is an Affiliate or Subsidiary of Borrower, a then-current direct competitor of Borrower, as reasonably determined by Collateral Agent at the time of such assignment, vulture funds or distressed debt funds, as reasonably determined by Collateral Agent at the time of such assignment, and natural persons.
(c)Collateral Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amounts (and stated interest) of the Term Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and Borrower, Collateral Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Loan

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Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, Collateral Agent (in its capacity as Collateral Agent) shall have no responsibility for maintaining a Participant Register.  Borrower agrees that each participant shall be entitled to the benefits of the provisions in Exhibit C attached hereto (subject to the requirements and limitations therein, including the requirements under Section 7 of Exhibit C attached hereto (it being understood that the documentation required under Section 7 of Exhibit C attached hereto shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 12.1; provided that such participant shall not be entitled to receive any greater payment under Exhibit C attached hereto, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.
12.2Indemnification.  Borrower agrees to indemnify, defend and hold each Secured Party and their respective directors, officers, employees, consultants, agents, attorneys, or any other Person affiliated with or representing such Secured Party (each, an “Indemnified Person”) harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents; and (b) all losses and Lenders’ Expenses incurred, or paid by Indemnified Person in connection with; related to; following; or arising from, out of or under, the transactions contemplated by the Loan Documents (including reasonable and invoiced out-of-pocket attorneys’ fees and expenses), except, in each case, for Claims and/or losses directly caused by such Indemnified Person’s  gross negligence or willful misconduct.  Borrower hereby further agrees to indemnify, defend and hold each Indemnified Person harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and invoiced out-of-pocket fees and disbursements of counsel for such Indemnified Person) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnified Person shall be designated a party thereto and including any such proceeding initiated by or on behalf of Borrower, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Collateral Agent or Lenders) asserting any right to payment for the transactions contemplated hereby which may be imposed on, incurred by or asserted against such Indemnified Person as a result of or in connection with the transactions contemplated hereby and the use or intended use of the proceeds of the loan proceeds except for liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements directly caused by such Indemnified Person’s gross negligence or willful misconduct.
12.3Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
12.4Correction of Loan Documents.  Collateral Agent may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.
12.5Amendments in Writing; Integration.  (a) No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, or any consent to any departure by Borrower or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, Collateral Agent and the Required Lenders provided that:

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(i)no such amendment, waiver or other modification that would have the effect of increasing or reducing a Lender’s Term Loan Commitment or Commitment Percentage shall be effective as to such Lender without such Lender’s written consent;
(ii)no such amendment, waiver or modification that would affect the rights and duties of Collateral Agent shall be effective without Collateral Agent’s written consent or signature; and
(iii)no such amendment, waiver or other modification shall, unless signed by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Term Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Term Loan (B) postpone the date fixed for, or waive, any payment of principal of any Term Loan or of interest on any Term Loan (other than default interest) or any fees provided for hereunder (other than late charges or for any termination of any commitment); (C) change the definition of the term “Required Lenders” or the percentage of Lenders which shall be required for the Lenders to take any action hereunder; (D) release all or substantially all of any material portion of the Collateral, authorize Borrower to sell or otherwise dispose of all or substantially all or any material portion of the Collateral or release any Guarantor of all or any portion of the Obligations or its Guaranty obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be expressly permitted under this Agreement or the other Loan Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 12.5 or the definitions of the terms used in this Section 12.5 insofar as the definitions affect the substance of this Section 12.5; (F) consent to the assignment, delegation or other transfer by Borrower of any of its rights and obligations under any Loan Document or release Borrower of its payment obligations under any Loan Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; (G) amend any of the provisions of Section 9.4 or amend any of the definitions of Pro Rata Share, Term Loan Commitment, Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder; (H) subordinate the Liens granted in favor of Collateral Agent securing the Obligations; or (I) amend any of the provisions of Section 12.8.  It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F), (G) and (H) of the immediately preceding sentence.
(b)Other than as expressly provided for in Section 12.5(a)(i)-(iii), Collateral Agent may, at its discretion, or if requested by the Required Lenders, from time to time designate covenants in this Agreement less restrictive by notification to a representative of Borrower.
(c)This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements with respect to such subject matter.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.
12.6Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.
12.7Survival.  Except as otherwise provided in this Agreement, all covenants, representations and warranties made in this Agreement continue in full force and effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied.

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The obligation of Borrower in Section 12.2 to indemnify each Lender and Collateral Agent, as well as the confidentiality provisions in Section 12.8 below, shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.8Confidentiality.  In handling any confidential information of Borrower, each of the Lenders and Collateral Agent shall exercise the same degree of care that it exercises for their own confidential information, but disclosure of information may be made: (a) subject to the terms and conditions of this Agreement, to the Lenders’ and Collateral Agent’s Subsidiaries or Affiliates, or in connection with a Lender’s own financing or securitization transactions and upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in the Term Loans (provided, however, the Lenders and Collateral Agent shall, except upon the occurrence and during the continuance of an Event of Default, obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, rule, regulation, regulatory or self-regulatory authority, subpoena, or other order; (d) to Lenders’ or Collateral Agent’s regulators or as otherwise required in connection with an examination or audit; (e) as Collateral Agent reasonably considers appropriate in exercising remedies under the Loan Documents; and (f) to third party service providers of the Lenders and/or Collateral Agent so long as such service providers have executed a confidentiality agreement or have agreed to similar confidentiality terms with the Lenders and/or Collateral Agent, as applicable, with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in the Lenders’ and/or Collateral Agent’s possession when disclosed to the Lenders and/or Collateral Agent, or becomes part of the public domain after disclosure to the Lenders and/or Collateral Agent through no breach of this provision by the Lenders or the Collateral Agent; or (ii) is disclosed to the Lenders and/or Collateral Agent by a third party, if the Lenders and/or Collateral Agent does not know that the third party is prohibited from disclosing the information.  Collateral Agent and the Lenders may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis.  The provisions of the immediately preceding sentence shall survive the termination of this Agreement.  The agreements provided under this Section 12.8 supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this Section 12.8.
12.9Right of Set Off.  Borrower hereby grants to Collateral Agent and to each Lender, a Lien, security interest and right of set off as security for all Obligations to Secured Parties hereunder, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of any Secured Party or any entity under the control of such Security Party (including a Collateral Agent Affiliate) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, any Secured Party may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY BORROWER.
12.10Cooperation of Borrower.  If necessary, Borrower agrees to (i) execute any documents reasonably required to effectuate and acknowledge each assignment of a Term Loan Commitment (or portion thereof) or Term Loan (or portion thereof) to an assignee in accordance with Section 12.1, (ii) make Borrower’s management personnel available to meet with Collateral Agent and prospective participants and assignees of Term Loan Commitments, the Term Loans or portions thereof (which meetings shall be

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conducted no more often than twice every twelve months unless an Event of Default has occurred and is continuing), and (iii) assist Collateral Agent and the Lenders in the preparation of information relating to the financial affairs of Borrower as any prospective participant or assignee of a Term Loan Commitment (or portions thereof) or Term Loan (or portions thereof) reasonably may request. Subject to the provisions of Section 12.8, Borrower authorizes each Lender to disclose to any prospective participant or assignee of a Term Loan Commitment (or portions thereof), any and all information in such Lender’s possession concerning Borrower and its financial affairs which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower prior to entering into this Agreement.

12.11Public Announcement. Subject to Borrower’s review and approval, Borrower hereby agrees that Collateral Agent and each Lender may make a public announcement of the transactions contemplated by this Agreement, and may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use Borrower’s name, tradenames and logos.  Collateral Agent and the Lenders may also make disclosures to the Securities and Exchange Commission or other governmental agency and any other public disclosure with investors, other governmental agencies or other related persons.
12.12Collateral Agent and Lender Agreement. Collateral Agent and the Lenders hereby agree to the terms and conditions set forth on Exhibit B attached hereto.  Borrower acknowledges and agrees to the terms and conditions set forth on Exhibit B attached hereto.
12.13Time of Essence.  Time is of the essence for the performance of Obligations under this Agreement.
12.14Termination Prior to Maturity Date; Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied.  So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement and for which no claim has been made) in accordance with the terms of this Agreement, this Agreement may be terminated prior to the Maturity Date by Borrower, effective five (5) Business Days after written notice of termination is given to the Collateral Agent and the Lenders.

[Balance of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

NEURONETICS, INC.

By
Name:
Title:

[Signature Page to Loan and Security Agreement]

US-DOCS\113911192.4#56974094 v2

COLLATERAL AGENT AND LENDER:

SOLAR CAPITAL LTD.

By
Name:
Title:

[Signature Page to Loan and Security Agreement]

US-DOCS\113911192.4#56974094 v2

LENDERS:

SUNS SPV LLC

By
Name: Anthony Storino
Title: Authorized Signatory

SCP PRIVATE CREDIT INCOME FUND SPV LLC

By
Name: Anthony Storino
Title: Authorized Signatory

SCP PRIVATE CREDIT INCOME BDC SPV LLC

By
Name: Anthony Storino
Title: Authorized Signatory

SCP PRIVATE CORPORATE LENDING FUND SPV LLC

By
Name: Anthony Storino
Title: Authorized Signatory

SCP SF DEBT FUND L.P.

By
Name: Anthony Storino
Title: Authorized Signatory

[Signature Page to Loan and Security Agreement]

US-DOCS\113911192.4#56974094 v2

SCHEDULE 1.1

Lenders and Commitments
	Term A Loans
Lender	Term Loan Commitment	Commitment Percentage
SLR Investment Corp.	$5,612,935.51	16.037%
SUNS SPV LLC	$12,399,509.81	35.427%
SCP Private Credit Income Fund SPV LLC	$4,096,038.24	11.703%
SCP Private Credit Income BDC SPV LLC	$3,055,625.78	8.730%
SCP Private Corporate Lending Fund SPV LLC	$5,549,578.80	15.856%
SCP Cayman Debt Master Fund SPV LLC	$2,374,202.48	6.783%
SLR CP SF Debt Fund SPV LLC	$1,912,109.38	5.463%
TOTAL	$35,000,000.00	100.00%

	Term B Loans
Lender	Term Loan Commitment	Commitment Percentage
SLR Investment Corp.	$1,286,603.24	51.464%
SCP Private Credit Income Fund L.P.	$292,574.16	11.703%
SCP Private Credit Income BDC LLC	$218,258.98	8.730%
SCP Private Corporate Lending Fund SPV LLC	$396,398.49	15.856%
SCP Cayman Debt Master Fund SPV LLC	$169,585.89	6.783%
SLR CP SF Debt Fund SPV LLC	$136,579.24	5.463%
TOTAL	$2,500,000.00	100.00%

	Term C Loans
Lender	Term Loan Commitment	Commitment Percentage
SLR Investment Corp.	$11,579,429.16	51.464%
SCP Private Credit Income Fund L.P.	$2,633,167.44	11.703%
SCP Private Credit Income BDC LLC	$1,964,330.82	8.730%
SCP Private Corporate Lending Fund SPV LLC	$3,567,586.41	15.856%
SCP Private Corporate Lending Fund L.P.	$1,526,273.01	6.783%
SLR CP SF Debt Fund SPV LLC	$1,229,213.16	5.463%
TOTAL	$22,500,000.00	100.00%

US-DOCS\149068676.3

Aggregate

Lender	Term Loan Commitment	Commitment Percentage
SLR Investment Corp.	$18,478,967.91	30.798%
SUNS SPV LLC	$12,399,509.81	20.666%
SCP Private Credit Income Fund SPV LLC	$4,096,038.24	6.827%
SCP Private Credit Income Fund L.P.	$2,925,741.60	4.876%
SCP Private Credit Income BDC SPV LLC	$3,055,625.78	5.093%
SCP Private Credit Income BDC LLC	$2,182,589.80	3.638%
SCP Private Corporate Lending Fund SPV LLC	$9,513,563.70	15.856%
SCP Private Corporate Lending Fund L.P.	$1,526,273.01	2.544%
SCP Cayman Debt Master Fund SPV LLC	$2,543,788.37	4.240%
SLR CP SF Debt Fund SPV LLC	$3,277,901.78	5.463%
TOTAL	$60,000,000.00	100.00%

US-DOCS\149068676.3

Exhibit A
Description of Collateral

The Collateral consists of all of Borrower’s right, title and interest in and to the following property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts and other Collateral Accounts, all certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (a) any interest of Borrower as a lessee or sublessee under a real property lease; (b) rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is effective under Section 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); (c) any interest of Borrower as a lessee under an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; and (d) any “intent to use” United States Trademark applications for which a statement of use or an amendment to allege use has not been filed (but only until such statement is filed) solely to the extent, if any, that, and only during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent to use Trademark applications under applicable federal law provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower, Collateral Agent or any Lender.

US-DOCS\149068676.3

Exhibit B
Collateral Agent and Lender Terms
1.Appointment of Collateral Agent.
(a)Each Lender hereby appoints Solar (together with any successor Collateral Agent pursuant to Section 7 of this Exhibit B) as Collateral Agent under the Loan Documents and authorizes Collateral Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from Borrower, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Collateral Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.
(b)Without limiting the generality of clause (a) above, Collateral Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Lender is hereby authorized to make such payment to Collateral Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of Collateral Agent and Lenders with respect to any Obligation in any bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Lender), (iii) act as collateral agent for the Secured Parties for purposes of the perfection of all Liens created by the Loan Documents and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral as permitted pursuant to the Loan Agreement, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Collateral Agent and the other Lenders with respect to the Borrower and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Collateral Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Collateral Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any Deposit Account maintained by Borrower or any Guarantor with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Collateral Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.  Collateral Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender).  Any such Person shall benefit from this Exhibit B to the extent provided by Collateral Agent.
(c)Under the Loan Documents, Collateral Agent (i) is acting solely on behalf of the Lenders, with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Collateral Agent”, the terms “agent”, “Collateral Agent” and “collateral agent” and similar terms in any Loan Document to refer to Collateral Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Collateral Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i)

US-DOCS\149068676.3

through (iii) above.  Except as expressly set forth in the Loan Documents, Collateral Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by Solar or any of its Affiliates in any capacity.
2.Binding Effect; Use of Discretion; E-Systems.
(a)Each Lender, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Collateral Agent or the Required Lenders (or, if expressly required in any Loan Document, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Collateral Agent in reliance upon the instructions of the Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Collateral Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders.
(b)If Collateral Agent shall request instructions from the Required Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with any Loan Document, then Collateral Agent shall be entitled to refrain from such act or taking such action unless and until Collateral Agent shall have received instructions from the Required Lenders or all affected Lenders, as the case may be, and Collateral Agent shall not incur liability to any Person by reason of so refraining.  Collateral Agent shall be fully justified in failing or refusing to take any action under any Loan Document (i) if such action would, in the opinion of Collateral Agent, be contrary to any Requirement of Law or any Loan Document, (ii) if such action would, in the opinion of Collateral Agent, expose Collateral Agent to any potential liability under any Requirement of Law or (iii) if Collateral Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Collateral Agent as a result of Collateral Agent acting or refraining from acting under any Loan Document in accordance with the instructions of the Required Lenders or all affected Lenders, as applicable.
(c)Collateral Agent is hereby authorized by Borrower and each Lender to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Term Loans and other matters incidental thereto.  Without limiting the generality of the foregoing, Collateral Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents (including, without limitation, borrowing base certificates) and similar items on, by posting to or submitting and/or completion, on E-Systems.  Borrower and each Lender acknowledges and agrees that the use of transmissions via an E-System or electronic mail is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse, and Borrower and each Lender assumes and accepts such risks by hereby authorizing the transmission via E-Systems or electronic mail.  Each “e-signature” on any such posting shall be deemed sufficient to satisfy any requirement for a “signature”, and each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any Code, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter. All uses of an E-System shall be governed by and subject to, in addition to this Section, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related contractual obligations executed by Collateral Agent, Borrower and/or Lenders in connection with the use of such E-System. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”.  NO REPRESENTATION OR WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS.

US-DOCS\149068676.3

3.Collateral Agent’s Reliance, Etc
.  Collateral Agent may, without incurring any liability hereunder, (a) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, Borrower) and (b) rely and act upon any document and information (including those transmitted by electronic transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.  None of Collateral Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and Borrower hereby waives and shall not assert (and Borrower shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence or willful misconduct of Collateral Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment of a court of competent jurisdiction) in connection with the duties of Collateral Agent expressly set forth herein.  Without limiting the foregoing, Collateral Agent: (i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons, except to the extent that a court of competent jurisdiction determines in a final non-appealable judgment that Collateral Agent acted with gross negligence or willful misconduct in the selection of such Related Person; (ii) shall not be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document; (iii) makes no warranty or representation, and shall not be responsible, to any Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of Borrower or any Related Person of Borrower in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to Borrower, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Collateral Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Collateral Agent in connection with the Loan Documents; and (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of Borrower or as to the existence or continuation or possible occurrence or continuation of any Event of Default, and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower or any Lender describing such Event of Default that is clearly labeled “notice of default” (in which case Collateral Agent shall promptly give notice of such receipt to all Lenders, provided that Collateral Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Collateral Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction); and, for each of the items set forth in clauses (i) through (iv) above, each Lender and Borrower hereby waives and agrees not to assert (and Borrower shall cause its Subsidiaries to waive and agree not to assert) any right, claim or cause of action it might have against Collateral Agent based thereon.
4.Collateral Agent Individually
.  Collateral Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, engage in any kind of business with, Borrower or any Affiliate of Borrower as though it were not acting as Collateral Agent and may receive separate fees and other payments therefor.  To the extent Collateral Agent or any of its Affiliates makes any Term Loans or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Collateral Agent or such Affiliate, as the case may be, in its individual capacity as Lender, or as one of the Required Lenders.

US-DOCS\149068676.3

5.Lender Credit Decision; Collateral Agent Report
.  Each Lender acknowledges that it shall, independently and without reliance upon Collateral Agent, any Lender or any of their Related Persons or upon any document solely or in part because such document was transmitted by Collateral Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of Borrower and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.  Except for documents expressly required by any Loan Document to be transmitted by Collateral Agent to the Lenders, Collateral Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of Borrower or any Affiliate of Borrower that may come in to the possession of Collateral Agent or any of its Related Persons.  Each Lender agrees that is shall not rely on any field examination, audit or other report provided by Collateral Agent or its Related Persons (an “Collateral Agent Report”).  Each Lender further acknowledges that any Collateral Agent Report (a) is provided to the Lenders solely as a courtesy, without consideration, and based upon the understanding that such Lender will not rely on such Collateral Agent Report, (b) was prepared by Collateral Agent or its Related Persons based upon information provided by Borrower solely for Collateral Agent’s own internal use, and (c) may not be complete and may not reflect all information and findings obtained by Collateral Agent or its Related Persons regarding the operations and condition of Borrower.  Neither Collateral Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Collateral Agent Report or in any related documentation, (iii) the scope or adequacy of Collateral Agent’s and its Related Persons’ due diligence, or the presence or absence of any errors or omissions contained in any Collateral Agent Report or in any related documentation, and (iv) any work performed by Collateral Agent or Collateral Agent’s Related Persons in connection with or using any Collateral Agent Report or any related documentation.  Neither Collateral Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Lender receiving a copy of any Collateral Agent Report. Without limiting the generality of the forgoing, neither Collateral Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Collateral Agent Report, or the appropriateness of any Collateral Agent Report for any Lender’s purposes, and shall have no duty or responsibility to correct or update any Collateral Agent Report or disclose to any Lender any other information not embodied in any Collateral Agent Report, including any supplemental information obtained after the date of any Collateral Agent Report.  Each Lender releases, and agrees that it will not assert, any claim against Collateral Agent or its Related Persons that in any way relates to any Collateral Agent Report or arises out of any Lender having access to any Collateral Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless Collateral Agent and its Related Persons from all claims, liabilities and expenses relating to a breach by any Lender arising out of such Lender’s access to any Collateral Agent Report or any discussion of its contents.
6.Indemnification
.  Each Lender agrees to reimburse Collateral Agent and each of its Related Persons (to the extent not reimbursed by Borrower as required under the Loan Documents (including pursuant to Section 12.2 of the Agreement)) promptly upon demand for its Pro Rata Share of any out-of-pocket costs and expenses (including, without limitation, fees, charges and disbursements of financial, legal and other advisors and any Taxes or insurance paid in the name of, or on behalf of, Borrower) incurred by Collateral Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, amendment, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Loan Document.  Each Lender further agrees to indemnify Collateral Agent and each of its Related Persons (to the extent not reimbursed by

US-DOCS\149068676.3

Borrower as required under the Loan Documents (including pursuant to Section 12.2 of the Agreement)), ratably according to its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, to the extent not indemnified by the applicable Lender, Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by, or asserted against Collateral Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Collateral Agent or any of its Related Persons under or with respect to the foregoing; provided that no Lender shall be liable to Collateral Agent or any of its Related Persons under this Section 6 of this Exhibit B to the extent such liability has resulted from the gross negligence or willful misconduct of Collateral Agent or, as the case may be, such Related Person, as determined by a final non-appealable judgment of a court of competent jurisdiction.  To the extent required by any applicable Requirement of Law, Collateral Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding Tax.  If the IRS or any other Governmental Authority asserts a claim that Collateral Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason, or if Collateral Agent reasonably determines that it was required to withhold Taxes from a prior payment to or for the account of any Lender but failed to do so, such Lender shall promptly indemnify Collateral Agent fully for all amounts paid, directly or indirectly, by Collateral Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by Collateral Agent.  Collateral Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Collateral Agent is entitled to indemnification from such Lender under the immediately preceding sentence of this Section 6 of this Exhibit B.

7.Successor Collateral Agent
.  Collateral Agent may resign at any time by delivering notice of such resignation to the Lenders and Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective, in accordance with the terms of this Section 7 of this Exhibit B.  If Collateral Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Collateral Agent.  If, after 30 days after the date of the retiring Collateral Agent’s notice of resignation, no successor Collateral Agent has been appointed by the Required Lenders and has accepted such appointment, then the retiring Collateral Agent may, on behalf of the Lenders, appoint a successor Collateral Agent from among the Lenders.  Effective immediately upon its resignation, (a) the retiring Collateral Agent shall be discharged from its duties and obligations under the Loan Documents, (b) the Lenders shall assume and perform all of the duties of Collateral Agent until a successor Collateral Agent shall have accepted a valid appointment hereunder, (c) the retiring Collateral Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Collateral Agent was, or because such Collateral Agent had been, validly acting as Collateral Agent under the Loan Documents, and (iv) subject to its rights under Section 2(b) of this Exhibit B, the retiring Collateral Agent shall take such action as may be reasonably necessary to assign to the successor Collateral Agent its rights as Collateral Agent under the Loan Documents.  Effective immediately upon its acceptance of a valid appointment as Collateral Agent, a successor Collateral Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Collateral Agent under the Loan Documents.
8.Release of Collateral
.  Each Lender hereby consents to the release and hereby directs Collateral Agent to release (or in the case of clause (b)(ii) below, release or subordinate) the following:
(a)any Guarantor if all of the stock of such Subsidiary owned by Borrower is sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a valid waiver or

US-DOCS\149068676.3

consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to any Loan Document; and
(b)any Lien held by Collateral Agent for the benefit of the Secured Parties against (i) any Collateral that is sold or otherwise disposed of by Borrower in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), (ii) any Collateral subject to a Lien that is expressly permitted under clause (c) of the definition of the term “Permitted Lien” and (iii) all of the Collateral and Borrower, upon (A) termination of all of the Commitments, (B) the payment in full in cash of all of the Obligations (other than inchoate indemnity obligations for which no claim has been made), and (C) to the extent requested by Collateral Agent, receipt by Collateral Agent and Lenders of liability releases from Borrower in form and substance acceptable to Collateral Agent (the satisfaction of the conditions in this clause (iii), the “Termination Date”).
9.Setoff and Sharing of Payments
.  In addition to any rights now or hereafter granted under any applicable Requirement of Law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 10(d) of this Exhibit B, each Lender is hereby authorized at any time or from time to time upon the direction of Collateral Agent, without notice to Borrower or any other Person, any such notice being hereby expressly waived, to setoff and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower against and on account of any of the Obligations that are not paid when due.  Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares of the Obligations.  Borrower agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may purchase participations in accordance with the preceding sentence and (b) any Lender so purchasing a participation in the Term Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ liens, counterclaims or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Term Loans and the other Obligations in the amount of such participation.  Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.
10.Advances; Payments; Non-Funding Lenders; Actions in Concert
.
(a)Advances; Payments.  If Collateral Agent receives any payment with respect to a Term Loan for the account of the Lenders on or prior to 2:00 p.m. (New York time) on any Business Day, Collateral Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day. If Collateral Agent receives any payment with respect to a Term Loan for the account of Lenders after 2:00 p.m. (New York time) on any Business Day, Collateral Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day.
(b)Return of Payments.
(i)If Collateral Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Collateral Agent or on behalf of from Borrower and such related payment is not received by Collateral Agent, then Collateral Agent will be entitled to recover such amount (including interest accruing on such amount at the rate otherwise

US-DOCS\149068676.3

applicable to such Obligation) from such Lender on demand without setoff, counterclaim or deduction of any kind.
(ii)If Collateral Agent determines at any time that any amount received by Collateral Agent under any Loan Document must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of any Loan Document, Collateral Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Collateral Agent on demand any portion of such amount that Collateral Agent has distributed to such Lender, together with interest at such rate, if any, as Collateral Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind and Collateral Agent will be entitled to set off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.
(c)Actions in Concert.  Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of any Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Collateral Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under any Loan Document shall be taken in concert and at the direction or with the consent of Collateral Agent or Required Lenders.

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Exhibit C
Taxes; Increased Costs.
1.Defined Terms
.  For purposes of this Exhibit C:
(a)“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
(b)“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Term Loan Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Term Loan or Term Commitment or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2 or Section 4 of this Exhibit C, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 7 of this Exhibit C and (iv) any withholding Taxes imposed under FATCA.
(c)“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.
(d)“Foreign Lender” means a Lender that is not a U.S. Person.
(e)“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.
(f)“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).
(g)“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
(h)“Recipient” means Collateral Agent or any Lender, as applicable.

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(i)“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
(j)“Withholding Agent” means Borrower and Collateral Agent.
2.Payments Free of Taxes
.  Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2 or Section 4 of this Exhibit C) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
3.Payment of Other Taxes by Borrower
.  Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Collateral Agent timely reimburse it for the payment of, any Other Taxes.
4.Indemnification by Borrower
. Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under Section 2 of this Exhibit C or this Section 4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Collateral Agent), or by Collateral Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
5.Indemnification by the Lenders
. Each Lender shall severally indemnify Collateral Agent, within 10 days after demand therefor, for (a) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Collateral Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (b) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.1 of the Agreement relating to the maintenance of a Participant Register and (c) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Collateral Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by Collateral Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes Collateral Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Collateral Agent to the Lender from any other source against any amount due to Collateral Agent under this Section 5.
6.Evidence of Payments
.  As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to the provisions of this Exhibit C, Borrower shall deliver to Collateral Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Collateral Agent.

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7.Status of Lenders
.
(a)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Collateral Agent, at the time or times reasonably requested by Borrower or Collateral Agent, such properly completed and executed documentation reasonably requested by Borrower or Collateral Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower or Collateral Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Collateral Agent as will enable Borrower or Collateral Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 7(b)(i), 7(b)(ii) and 7(b)(iv) of this Exhibit C) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(b)Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,
(i)any Lender that is a U.S. Person shall deliver to Borrower and Collateral Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Collateral Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(ii)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Collateral Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Collateral Agent), whichever of the following is applicable:
(A)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)	executed copies of IRS Form W-8ECI;
(C)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate, in form and substance reasonably acceptable to Borrower and Collateral Agent, to the effect that such Foreign Lender (or other applicable Person) is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to Borrower as described in

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Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(D)	to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(iii)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Collateral Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Collateral Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Collateral Agent to determine the withholding or deduction required to be made;
(iv)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Collateral Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Collateral Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Collateral Agent as may be necessary for Borrower and Collateral Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and
(v)each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Collateral Agent in writing of its legal inability to do so.
8.Treatment of Certain Refunds
.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to the provisions of this Exhibit C (including by the payment of additional amounts pursuant to the provisions of this Exhibit C), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under the provisions of this Exhibit C with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 8 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 8, in no

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event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 8 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 8 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

9.Increased Costs
.  If any change in applicable law shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Recipient of making, converting to, continuing or maintaining any Term Loan or of maintaining its obligation to make any such Term Loan, or to reduce the amount of any sum received or receivable by such Recipient (whether of principal, interest or any other amount), then, upon the request of such Recipient, Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.
10.Survival
.  Each party’s obligations under the provisions of this Exhibit C shall survive the resignation or replacement of Collateral Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

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Exhibit D
Loan Payment Request Form

Fax To:  (212) 993-1698Date: _____________________

Loan Payment:

Neuronetics, Inc.

From Account #________________________________To Account #__________________________________________________

(Deposit Account #)(Loan Account #)

Principal $____________________________________and/or Interest $________________________________________________

Authorized Signature: Phone Number:

Print Name/Title:

Loan Advance:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #________________________________To Account #__________________________________________________

(Loan Account #)(Deposit Account #)

Amount of Advance $___________________________

All Borrower’s representations and warranties in the Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature: Phone Number:

Print Name/Title:

Outgoing Wire Request:

Complete only if all or a portion of funds from the loan advance above is to be wired.

Beneficiary Name: _____________________________ Amount of Wire: $

Beneficiary Bank: ______________________________ Account Number:

City and State:

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Beneficiary Bank Transit (ABA) #:  Beneficiary Bank Code (Swift, Sort, Chip, etc.):

(For International Wire Only)

Intermediary Bank:  Transit (ABA) #:

For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature: ___________________________2nd Signature (if required): _______________________________________

Print Name/Title: ______________________________Print Name/Title: ______________________________________________

Telephone #:    Telephone #:   ]

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Exhibit E
Compliance Certificate
TO:	SOLAR CAPITAL LTD., as Collateral Agent and Lender
FROM:	Neuronetics, Inc.

The undersigned authorized officer (“Officer”) of Neuronetics, Inc. (“Borrower”), hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement dated as of March 2, 2020, by and among Borrower, Collateral Agent, and the Lenders from time to time party thereto (the “Loan Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement),

(a)Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below;
(b)There are no Events of Default, except as noted below;
(c)Except as noted below, all representations and warranties of Borrower stated in the Loan Documents are true and correct in all material respects on this date and for the period described in (a), above; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.
(d)Borrower, and each of Borrower’s Subsidiaries, has timely filed all required tax returns and reports; Borrower, and each of Borrower’s Subsidiaries, has timely paid all foreign, federal, state, and local Taxes, assessments, deposits and contributions owed by Borrower, or Subsidiary, except as otherwise permitted pursuant to the terms of Section 5.8 of the Loan Agreement;
(e)No Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Collateral Agent and the Lenders.

Attached are the required documents, if any, supporting Borrower’s certification(s).  The Officer, on behalf of Borrower, further certifies that the attached financial statements are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes and except, in the case of unaudited financial statements, for the absence of footnotes and subject to year-end audit adjustments as to the interim financial statements.

Please indicate compliance status since the last Compliance Certificate by circling Yes, No, or N/A under “Complies” column.

	Reporting Covenant	Requirement	Actual	Complies
1)	Monthly financial statements	Monthly within 30 days		Yes	No	N/A
2)	Quarterly financial statements	Quarterly within 45 days		Yes	No	N/A

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3)	Annual (CPA Audited) statements	Within 90 days after FYE		Yes	No	N/A
4)	Annual Financial Projections/Budget (prepared on a monthly basis)	Annually (within earlier of 10 days of approval or 60 days after FYE), and when revised		Yes	No	N/A
5)	A/R & A/P agings	If applicable		Yes	No	N/A
6)	8-K, 10-K and 10-Q Filings	within 5 days of filing		Yes	No	N/A
7)	Compliance Certificate	Monthly within 30 days		Yes	No	N/A
8)	IP Report	When required		Yes	No	N/A
9)	Total amount of Borrower’s cash and cash equivalents at the last day of the measurement period		$________	Yes	No	N/A
10)	Total amount of Borrower’s Subsidiaries’ cash and cash equivalents at the last day of the measurement period		$________	Yes	No	N/A

Deposit and Securities Accounts

(Please list all accounts; attach separate sheet if additional space needed)

	Institution Name	Account Number	New Account?		Account Control Agreement in place?
1)			Yes	No	Yes	No
2)			Yes	No	Yes	No
3)			Yes	No	Yes	No
4)			Yes	No	Yes	No

Financial Covenants

Minimum Liquidity Requirement	(A) Qualified Cash $___________	(B) A/P not paid within 90 days from invoice date $____________	Complies with Minimum Liquidity Requirement (Is (A) greater than or equal to $10,000,000 plus (B)?
YNN/A

Minimum Product Revenue (period ending __________)	(A) Actual Product Revenue $___________	(B) Minimum Product Revenue per Section 7.13(b) $____________	Complies with Minimum Product Revenue (Is (A) greater than or equal to (B))?
			Y	N	N/A

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Other Matters

1)	Have there been any changes in Key Persons since the last Compliance Certificate?	Yes	No

2)	Have there been any transfers/sales/disposals/retirement of Collateral or IP prohibited by the Loan Agreement?	Yes	No

3)	Have there been any new or pending claims or causes of action against Borrower that involve more than One Hundred Thousand Dollars ($100,000.00)?	Yes	No

4)

Have there been any amendments of or other changes to the capitalization table of Borrower and to the Operating Documents of Borrower or any of its Subsidiaries? If yes, provide copies of any such amendments or changes with this Compliance Certificate.

		Yes	No
5)	Has Borrower or any Subsidiary entered into or amended any Material Agreement? If yes, please explain and provide a copy of the Material Agreement(s) and/or amendment(s).	Yes	No

6)	Has Borrower provided the Collateral Agent with all notices required to be delivered under Sections 6.2(a) and 6.2(c) of the Loan Agreement?	Yes	No

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Exceptions

Please explain any exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions.”  Attach separate sheet if additional space needed.)

NEURONETICS, INC.

By:

Name:

Title:

Date:

COLLATERAL AGENT USE ONLY

Received by:	Date:

Verified by:	Date:

Compliance Status:YesNo

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Exhibit I
ACH LETTER

SLR INVESTMENT CORP.

500 Park Avenue, 3rd Floor

New York, NY 10022

Attention: Anthony Storino

Fax: (212) 993-1698

Email: storino@solarcapital.com

Re:  Loan and Security Agreement dated as of March 2, 2020 (the “Agreement”) by and among Neuronetics, Inc. (“Borrower”), SLR Investment Corp. (formerly, Solar Capital Ltd.) (“Solar”), as collateral agent (in such capacity, “Collateral Agent”) and the Lenders listed on Schedule 1.1 thereof or otherwise a party thereto from time to time, including Solar in its capacity as a Lender and Collateral Agent (each a “Lender” and collectively, the “Lenders”).  Capitalized terms used but not otherwise defined herein shall have the meanings given them under the Agreement.

In connection with the above referenced Agreement, the Borrower hereby authorizes the Collateral Agent to, at its discretion and with prior notice of at least one (1) Business Day, initiate debit entries to the Borrower’s account indicated below (i) on each payment date of all Obligations then due and owing, (ii) at any time any payment due and owing with respect to Lender Expenses, and (iii) upon an Event of Default, any other Obligations outstanding, in each case pursuant to Section 2.3(e) of the Agreement.  The Borrower authorizes the depository institution named below to debit to such account.

Depository Name	Branch
City	State and Zip Code
Transit/ABA Number	Account Number

This authority will remain in full force and effect so long as any amounts are due under the Agreement.

NEURONETICS, INC.

By: _________________________________________

Title: ________________________________________

Date: ________________________________________

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